Exhibit 10.1

EXECUTION VERSION

LEASE AGREEMENT

BETWEEN

WITMAN PROPERTIES, L.L.C.,

a New Jersey limited liability company

and

ALEXANDER ROAD AT DAVANNE, L.L.C.,

a New Jersey limited liability company

as Tenants in Common,

AS LANDLORD

-AND-

ARALEZ PHARMACEUTICALS US INC.,

a Delaware corporation

AS TENANT

PREMISES:                     400 Alexander Road

West Windsor, New Jersey

DATED:         April 18, 2016

INDEX

ARTICLE	CAPTION	PAGE

1	Demised Premises; Term; Rent	4
2	Use	5
3	Base Building Work	6
4	Tenant Improvements	7
5	Additional Rent	12
6	Subordination to Mortgagees	19
7	Quiet Enjoyment	20
8	Assignment, Mortgaging, Subletting	20
9	Compliance with Laws	22
10	Insurance	23
11	Rules and Regulations	25
12	Tenant’s Changes	25
13	Tenant’s Property	25
14	Repairs and Maintenance	26
15	Electricity	27
16	Heating, Ventilation and Air-Conditioning	28
17	Landlord’s Other Services	28
18	Access, Changes in Building Facilities, Signage	30
19	Notice of Accidents	32
20	Non-Liability and Indemnification	32
21	Destruction or Damage	33
22	Eminent Domain	34
23	Surrender	35

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24	Conditions of Limitation	35
25	Re-Entry by Landlord	36
26	Damages	37
27	Waivers	38
28	No Other Waivers or Modifications	39
29	Curing Tenant’s Defaults	39
30	Broker	39
31	Notices	39
32	Estoppel Certificate	40
33	Tenant's Tax Credit Application	41
34	No Other Representations, Construction, Governing Law	41
35	Security and Guaranty	42
36	Parties Bound	44
37	Consents	44
38	Mortgage Financing - Tenant Cooperation	45
39	Environmental Compliance	45
40	Holding Over	45
41	Certain Definitions and Constructions	45
42	Early Termination	47
43	Renewal Options	48
44	Right of First Refusal	50

	EXHIBIT A – Base Building Work
	EXHIBIT B – Cleaning and Maintenance Specifications
	EXHIBIT C – Rules and Regulations
	EXHIBIT D – Signage
	EXHIBIT E – Guaranty
	EXHIBIT F – Form of SNDA

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THIS LEASE AGREEMENT (this “Lease”), dated as of April 18, 2016, is made by and between WITMAN PROPERTIES, L.L.C., a New Jersey limited liability company and ALEXANDER ROAD AT DAVANNE, L.L.C., a New Jersey limited liability company, as Tenants in Common, having offices at c/o Woodmont Properties, 100 Passaic Avenue, Suite 240, Fairfield, New Jersey 07004 (collectively, “Landlord”), and ARALEZ PHARMACEUTICALS US INC., a Delaware corporation having offices at 1414 Raleigh Road, Suite 400, Chapel Hill, North Carolina 27517 (“Tenant”).  Landlord and Tenant may be referred to collectively in the Lease as the “Parties”, or each may be referred to singularly as a “Party”.

PREAMBLE:

BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease shall have the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

“Actual Delivery Date” shall be the date upon which Landlord delivers the Demised Premises (as hereinafter defined) to Tenant in Delivery Condition.

“Additional Rent” shall mean all sums in addition to Fixed Base Rent payable by Tenant to Landlord pursuant to the provisions of this Lease.

“Base Building Work” shall have the meaning set forth in Section 3.01.

“Broker” shall collectively mean both Tactix Real Estate Advisors LLC and Newmark Grubb Knight Frank.

“Building” shall mean the building more commonly known as 400 Alexander Road, West Windsor, New Jersey 08540.

“Building Hours” shall be Monday through Friday, 8:00 A.M. to 6:00 P.M. and Saturday 8:00 A.M. to 1:00 P.M., but excluding the following holidays (“Building Holidays”):  President’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, New Year’s Day (and if any of the foregoing holidays falls on a weekend, then the day such holiday is observed shall be deemed a Building Holiday) and the day immediately following Thanksgiving Day.  Common area lighting in the Building and on the Land shall be maintained for such additional hours as, in Landlord’s sole judgment, is necessary or desirable to insure proper operation of the Building and Land.

“Commencement Date” shall be the earlier of (i) thirty (30) days after the Actual Delivery Date and (ii) the date Tenant commences the conduct of business from the Premises.

“Delivery Condition” shall mean the delivery of the Premises to Tenant with both the Base Building Work Substantially Completed and the Tenant Improvements Substantially Completed.

“Demised Premises” or “Premises” shall be deemed for purposes of this Lease to be stipulated as thirty-six thousand six hundred and two (36,602) rentable square feet, consisting of the entire third (3rd) and fourth (4th) floors of the Building.

“Exhibits” shall be the following, which are attached to this Lease and incorporated herein and made a part hereof:

Exhibit A        Base Building Work

Exhibit B        Cleaning and Maintenance Specifications

Exhibit C        Rules and Regulations

Exhibit D        Signage

Exhibit E        Guaranty

Exhibit F        Form of SNDA

“Fair Market Value” shall be determined in accordance with Section 43.04.

“Fixed Base Rent” shall mean annual base rent for the Term payable as follows:

Lease Year	Annual Fixed Base Rent	Monthly Installments	$ PSF
1	$1,125,511.50	$93,792.62	$30.75
2	$1,143,812.50	$95,317.71	$31.25
3	$1,162,113.50	$96,842.79	$31.75
4	$1,180,414.50	$98,367.87	$32.25
5	$1,198,715.50	$99,892.96	$32.75
6	$1,217,016.50	$101,418.04	$33.25
7	$1,235,317.50	$102,943.12	$33.75
8	$1,253,618.50	$104,468.21	$34.25
9	$1,271,919.50	$105,993.29	$34.75
10	$1,290,220.50	$107,518.37	$35.25

“Guarantor” shall mean Aralez Pharmaceuticals Inc., a corporation organized under the laws of British Columbia, Canada.

“Land” shall mean Lot 4.01, Block 6.07 as shown on the Tax Map of West Windsor, New Jersey, upon which the Building and its related parking areas are located.

“Lease Year” shall mean the period beginning on the Rent Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Rent Commencement Date, or if the Rent Commencement Date shall occur other than on the first day of the month, then the period beginning on the Rent Commencement Date and ending on the last day of the month in which the first (1st) anniversary of the Rent Commencement Date occurs, and each succeeding period of twelve (12) consecutive calendar months during the Term.

“Permitted Transfer” shall have the meaning set forth in Section 8.03.

“Permitted Use” shall be executive and general office use and uses incidental and ancillary thereto; and, subject to Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, for any other lawful purpose.

“Prime Rate” shall mean the prime rate as published in the Wall Street Journal.

“Property”  shall collectively refer to the Land and the Building.

“Rent” shall have the meaning set forth in Section 1.04.

“Rent Commencement Date” shall be the first day following the last day of the ninth (9th) full calendar month following the Commencement Date, and it shall be the date when Tenant’s obligation to pay Fixed Base Rent shall commence.

“Security Deposit” shall mean the sum of Two Hundred Eighty-One Thousand Three Hundred Seventy-Seven and 86/100 Dollars ($281,377.86); provided,  however, if an Event of Default has not occurred under this Lease as of the first (1st) anniversary of the Rent Commencement Date, then on such date the Security Deposit shall be reduced down to One Hundred Eighty-Seven Thousand Five Hundred Eighty-Five and 24/100 Dollars ($187,585.24) for the remainder of the Term.

“Substantially Complete”, “Substantial Completion”, or words of similar import, shall mean the substantial completion, as evidenced by the issuance of a temporary certificate of occupancy, of the Base Building Work in accordance with Article 3, and the Tenant Improvements in accordance with Article 4.  The Parties agree that the Base Building Work and/or the Tenant Improvements, as applicable, shall be deemed Substantially Complete notwithstanding the fact that minor or insubstantial details of construction or demolition and/or mechanical adjustment and/or decorative items (collectively, “Punch List Items”) remain to be performed, provided that the non-completion of the Punch List Items does not interfere with Tenant’s use of the Premises for the operation of its business.

“Tenant Improvements” shall have the meaning set forth in Section 4.01.

“Tenant’s Percentage” shall mean, and is stipulated by the Parties to be, fifty-two percent (52%).

“Term” shall mean the term of this Lease, which is ten (10) years and nine (9) months in duration, and which runs from the Commencement Date forward, together with the number of days, if any, which are needed to have the Lease expire on the last day of a calendar month, unless extended pursuant to any Renewal Option (as later defined) contained herein.  If Tenant exercises any applicable Renewal Option pursuant to Article 43, then the Term shall automatically be extended to include the applicable Renewal Period(s).

WITNESSETH:

ARTICLE 1

DEMISED PREMISES; TERM; RENT

1.01.      In consideration of the terms, conditions, and agreements set forth in this Lease, and for good and valuable consideration the sufficiency of which are hereby acknowledged, Landlord hereby agrees to lease to Tenant, and Tenant hereby hires from Landlord, the Demised Premises, for the Term, for the rents hereinafter reserved and upon and subject to the terms, conditions (including limitations, restrictions and reservations) and covenants hereinafter provided, all of which are regarded as strict legal conditions.  Each Party hereby expressly covenants and agrees to observe and perform all of the conditions and covenants herein contained on its part to be observed and performed.

1.02.      Landlord and Tenant have mutually agreed and stipulated that the Demised Premises leased hereunder has a rentable area of 36,602 square feet.  Said Premises, together with all fixtures and equipment, which at the commencement or during the term of this Lease are thereto attached (except items not deemed to be included therein and removable by Tenant as provided in Article 13), shall constitute the Demised Premises.

1.03.      The Term of this Lease, for which the Demised Premises are hereby leased, shall commence on the Commencement Date and, subject to Tenant’s renewal rights as set forth herein, shall end at 5:00 P.M. on the last day of the calendar month immediately preceding the ten (10) year anniversary of the Rent Commencement Date, which ending date is hereinafter called the “Expiration Date”, or shall end on such earlier date upon which said Term may expire or be canceled or terminated pursuant to any of the provisions of this Lease or pursuant to law.  Promptly following the Commencement Date, but in no event more than five (5) business days later, Landlord and Tenant shall execute and acknowledge a memorandum, which shall be prepared and circulated by Landlord, in a form and substance which are reasonably satisfactory to Tenant, confirming the Commencement Date, the Rent Commencement Date and the Expiration Date; provided,  however, failure to execute and deliver such memorandum shall not affect the validity of the Commencement Date, the Rent Commencement Date or the Expiration Date as herein set forth.

1.04.      The rents reserved under this Lease (collectively the “Rent”), for the Term thereof, shall be and consist of:

(a)      Fixed Base Rent in the amounts set forth in the Preamble, which shall be payable in monthly installments, as above described, on the first day of each and every calendar month during the Term commencing on the Rent Commencement Date (except as otherwise set forth in Section 1.06); and

(b)      Additional Rent consisting of all such other sums of money as shall become due from and payable by Tenant to Landlord hereunder (for default in payment of which Landlord shall have the same remedies as for a default in payment of fixed rent), all to be paid to

Landlord at its office, or such other place, or to such agent at such place, as Landlord may designate by notice to Tenant, in lawful money of the United States of America.

1.05.      Tenant shall pay the Fixed Base Rent and Additional Rent as herein reserved promptly as and when the same shall become due and payable, pursuant to the terms and conditions of this Lease, without further demand therefor, and without any rights of abatement, deduction, counterclaim or setoff whatsoever except as otherwise expressly set forth herein.

1.06.      Notwithstanding anything herein to the contrary, Tenant shall pay upon the execution and delivery of this Lease an amount equal to the sum of (i) the Security Deposit and (ii) one (1) month’s Fixed Base Rent.  If the Rent Commencement Date is on the first day of a month, such payment of Fixed Base Rent shall be credited against the first full monthly installment of Fixed Base Rent due and payable under this Lease.  If the Rent Commencement Date is not on the first day of a month, then on the Rent Commencement Date, Tenant shall pay prorated Fixed Based Rent for the period from the Rent Commencement Date through the last day of such month (both dates inclusive) and the payment of Fixed Base Rent made by Tenant upon the execution and delivery of this Lease shall be credited toward Fixed Base Rent for the next succeeding calendar month.

1.07.      Any payment of Rent, including monthly Fixed Base Rent or any portion thereof, and any Additional Rent, which is not received within five (5) business days after it is due (any such period to be referred to as a “Grace Period”), will be subject to a late charge equal to five percent (5%) of the unpaid amount.  However, not more than once in each calendar year, if applicable, Tenant may have an additional five (5) business day period after the Grace Period (any such additional period to be referred to as a “Second Grace Period”) before any late payment of Rent is subject to the late charge in the preceding sentence.  The late charge, if assessed, will be compensation for Landlord’s additional cost of processing late payments.  In addition, any Rent which is not paid within thirty (30) days after it is due, including monthly Fixed Base Rent, will accrue interest at a rate equal to the Prime Rate as defined herein plus five percent (5%) per annum, from the date on which it was due until the date on which it is paid in full with accrued interest.  If Tenant is in default of this Lease for failure to pay Rent, in addition to the late charges and interest set forth above, Tenant shall be charged with and responsible for payment of all reasonable attorney fees incurred by Landlord in connection with the collection of all sums due Landlord.

ARTICLE 2

USE

2.01.      Tenant shall use and occupy the Demised Premises for the Permitted Use and for no other purpose.

2.02.      Tenant shall not at any time use or occupy, or do or permit anything to be done in the Demised Premises, in violation of any law, ordinance or regulation governing the use and occupation of the Demised Premises or the Building.

2.03.      In no event shall the population density in the Demised Premises exceed one (1) person for every two hundred (200) rentable square feet, or such lesser amount as may be required by the certificate of occupancy for the Building.

ARTICLE 3

BASE BUILDING WORK

3.01.      Landlord shall be responsible for constructing, performing and installing, at its sole cost and expense, (a) all of the work and furnishing all of the items and materials identified on the attached Exhibit A; (b) the new Building curtain wall system in accordance with the specifications set forth on the attached Exhibit A; (c) certain upgrades, supplements, and additions to the HVAC system in the Building described in the proposal from Hollister Construction Services set forth in the attached Exhibit A (collectively the “Supplemental HVAC Work”); and (d) certain parking lot and other base building improvements more fully described on attached Exhibit A (collectively such improvements referenced in clauses (a) - (d) are referred to as the “Base Building Work”).  All Base Building Work shall be performed on an “open shop” basis.  The Base Building Work shall be completed in a workmanlike manner, consistent with the attached Exhibit A, and will be Substantially Completed on or before the Required Delivery Date, it being agreed that Tenant shall have no right to require any changes to the Base Building Work after the execution and delivery of this Lease by Tenant and Landlord, except for insubstantial changes to the Supplemental HVAC Work and any associated or related changes to any Building systems made on or before April 28, 2016 as a result of the refining of the existing plans and specifications for the Supplemental HVAC Work.  Without limitation, the Base Building Work shall include Landlord delivering the Building and Premises compliant with all applicable local and federal laws, ordinances and governmental regulations, including without limitation the Americans with Disabilities Act and all other local access ordinances, use and occupancy ordinances, environmental regulations and fire codes.  Notwithstanding any of the foregoing to the contrary, it is the intent of Landlord and Tenant that, other than typical, routine, or usual demolition costs, no unusual or extraordinary costs will need to be incurred by Tenant in order to prepare the Premises prior to construction of the Tenant Improvements, such as by example, and not limitation: asbestos or hazardous substance abatement or removal, cabling removal and the like (collectively “Extraordinary Prep Costs”).  Landlord shall be responsible for all Extraordinary Prep Costs, and for promptly and in a workmanlike manner performing any work in connection therewith, all of which shall thereafter be considered part of the Base Building Work.

3.02.      The Base Building Work includes the restrooms within the Demised Premises in accordance with the standards set forth in the plans for the Base Building Work.  Tenant has requested, and Landlord has agreed, to use certain dividers in the restrooms (the “Upgraded Partitions”) which constitute an upgrade over the metal partitions otherwise contemplated in the plans for the Base Building Work (the “Standard Partitions”).  Tenant shall be obligated to pay the difference in cost between the Standard Partitions and the Upgraded Partitions (the “Partition Upgrade Costs”).  Tenant shall pay the Partition Upgrade Costs within ten (10) business days after its receipt of an invoice therefor from Landlord together with documentation or other evidence of the Partition Upgrade Costs reasonably acceptable to Tenant.  If Tenant fails to pay the Partition Upgrade Costs in full, then the Tenant Improvement Allowance shall be reduced by the amount of the Partition Upgrade Costs that Tenant fails to pay.

3.03.      The Base Building Work includes upgrades, supplements, and additions to the Building’s HVAC system and other related systems with the Building in accordance with the proposal set forth in the plans for the Base Building Work.  Tenant has requested that Landlord certify that certain U-values will be met by the Building when the Base Building Work and all other related construction activities have concluded in order to insure that the Building’s HVAC system will properly and efficiently function as intended in the Demised Premises.  As such, Landlord hereby covenants and promises that at the completion of the Base Building Work and all other related construction activities, the Building will have the following U-values:

Curtain Wall Glass U-value:  summertime – .26; wintertime – .28

Curtain Wall Glass Solar Heat Gain:  .27

Wall U-value: 0.051

Roof U-value: 0.045

3.04.      All Base Building work shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction.

3.05.      Notwithstanding anything in this Lease to the contrary, Tenant hereby agrees to pay for two-thirds (2/3) of the total cost of the Supplemental HVAC Work (“Tenant’s Supplemental HVAC Contribution”).  Landlord and Tenant acknowledge that, as of the date of this Lease, the Supplemental HVAC Work is anticipated to cost approximately One Hundred Fifty-Seven Thousand Dollars ($157,000).  Tenant’s Supplemental HVAC Contribution shall be paid for by reducing the amount of the Tenant Improvement Allowance by an amount equal to Tenant’s Supplemental HVAC Contribution.  Promptly following the completion of the Supplemental HVAC Work, Landlord and Tenant shall enter into an agreement (or an amendment to this Lease), in form and substance reasonably satisfactory to both parties, memorializing the total cost of the Supplemental HVAC Work and the resulting reduction in the amount of the Tenant Improvement Allowance; provided,  however, the failure to execute and deliver such agreement or amendment shall not impair Landlord’s ability to reduce the Tenant Improvement Allowance by an amount equal to Tenant’s Supplemental HVAC Contribution.

ARTICLE 4

TENANT IMPROVEMENTS

4.01.      By no later than April 14, 2016 (the “CD Due Date”), Tenant shall prepare and deliver to Landlord a complete set of architectural and engineering construction documents (the “TI Construction Documents”) delineating and detailing all of the renovations, alterations and improvements to the Demised Premises to be performed by Landlord prior to the delivery of the Demised Premises to Tenant hereunder (the “Tenant Improvements”).  The date upon which the TI Construction Drawings are actually delivered to Landlord with the CD Delivery Conditions having been satisfied shall be referred to as the “CD Delivery Date”.  For the avoidance of doubt, the Tenant Improvements do not include the Base Building Work, nor shall it include any data wiring and cabling or any of Tenant’s furniture or equipment.  Tenant shall not make any material modifications to the TI Construction Documents after the CD Delivery Date, except that Tenant shall be permitted to provide additional or supplemental architectural and engineering construction documents related to the Supplemental HVAC Work and any associated or related changes to any Building systems to Landlord on, or before, April 28, 2016.  Tenant shall be responsible for ensuring that the TI Construction Documents (i) comply with all applicable laws, building codes and ordinances, (ii) do not require Landlord to obtain any approvals from any planning or zoning board, (iii) do not require any modifications to the Base Building Work (unless previously approved in writing by Landlord), and (iv) are in a form sufficient for Landlord to apply for and receive construction permits and, upon the issuance thereof, construct the Tenant Improvements (collectively, the “CD Delivery Conditions”).  Tenant and its architect may select any materials and parts it chooses for the Tenant Improvements; provided,  however, that if any materials and/or parts selected by Tenant or its architect cannot be delivered on-time for installation in accordance with the project schedule for the Tenant Improvements maintained by Landlord’s contractor and if waiting for the delivery of such materials and/or parts will result in an aggregate delay of more than three (3) days in the completion of the Tenant Improvements (including the inability to complete other work comprising part of the Tenant Improvements as a result of the delay in delivery of such materials and/or parts) (“Long Lead-Time Items”), then Landlord may deliver written notice of same to Tenant’s construction representative, and if Tenant’s construction representative fails to designate suitable replacements that do not constitute Long Lead-Time Items within three (3) business days after delivery of such written notice, then Landlord’s contractor shall have the right to select replacements for such Long Lead-Time Items.  If any such replacements selected by Landlord’s contractor are unacceptable to Tenant, then (a) Landlord shall cause its contractor to use the Long Lead-Time Items requested by Tenant, (b) the Required Delivery Date shall be postponed, and the Rent Commencement Date shall be accelerated, by one (1) day for each day of delay in the completion of the Tenant Improvements resulting from the use of such Long Lead-Time Items, and (c) Tenant shall be responsible for the payment of any additional mobilization costs incurred as a result of using the Long Lead-Time Items required by Tenant.  Landlord will (and will cause its contractor to) cooperate with Tenant’s construction representative to provide alternatives for any Long Lead-Time Items that are compatible with Tenant’s design intent and budget.

4.02.      Following the CD Delivery Date, Landlord shall promptly and after a brief review period, immediately file and apply for all necessary building and construction permits with the local municipality and agencies as applicable and shall make all reasonable efforts to expedite issuance of all required building and constructions permits.  Landlord shall thereafter have until the date that is one hundred eighty (180) days after the CD Delivery Date (the “Required Delivery Date”) to deliver the Demised Premises to Tenant in the Delivery Condition; provided,  however, that if the municipality in which the Property is located fails to issue building permits for the Tenant Improvements within forty-five (45) days after Landlord’s submission of an application for such permits despite Landlord’s commercially reasonable efforts to obtain such building permits, then the Required Delivery Date shall be postponed by one (1) day for each day after the expiration of such 45-day period until the building permits for the Tenant Improvements are issued.  If the Actual Delivery Date does not occur on or before the Required Delivery Date (except if and to the extent such failure results from the delay of, or interference by, Tenant or any of its employees, agents or contractors, in which event Section 4.04 shall apply), then Tenant shall be entitled to an abatement of Fixed Base Rent equal to one (1) day of Fixed Base Rent for each day after the Required Delivery Date that Landlord fails to deliver the Demised Premises to Tenant in the Delivery Condition, up to and including the thirtieth (30th) day after the Required Delivery Date, and two (2) days of Fixed Base Rent for each day beyond the thirtieth (30th) day after the Required Delivery Date that Landlord does not deliver the Demised Premises to Tenant in the Delivery Condition.  Any such rent abatement shall be applied as of the Rent Commencement Date and shall not result in an extension of the Term.  If the Actual Delivery Date does not occur by the date that is one hundred twenty (120) days after the Required Delivery Date (the “Outside Delivery Date”), then Tenant in its sole and absolute discretion shall have the right to terminate this Lease upon written notice to Landlord, and upon delivery of such notice this Lease shall terminate and be deemed null and void and neither party shall have any further rights or obligations hereunder.  If Tenant fails to terminate this Lease within five (5) business days after the Outside Delivery Date (the “Termination Deadline”) as provided in the immediately preceding sentence, then Landlord shall be given an additional sixty (60) days after the Termination Deadline to deliver the Demised Premises to Tenant in the Delivery Condition, and until the expiration of such 60-day period this Lease shall remain in full force and effect and Tenant shall continue to receive an abatement of Fixed Base Rent equal to two (2) days of Fixed Base Rent for each day until the Actual Delivery Date, but Tenant shall have no right to terminate this Lease pursuant to this Section 4.02 during such 60-day period.  If the Actual Delivery Date does not occur within such 60-day period, then Tenant shall have the right at any time thereafter (until the Actual Delivery Date, at which time such right shall automatically expire) to terminate this Lease upon written notice to Landlord, and upon delivery of such notice this Lease shall terminate and be deemed null and void and neither party shall have any further rights or obligations hereunder.

4.03.      Tenant shall not be responsible for any removals and/or restorations of any items related to or concerning the Tenant Improvements, nor shall Tenant be responsible for removing any IT Systems installed immediately following the completion of the Tenant Improvements.  Landlord reserves the right to notify Tenant of any removal and restoration of any improvements to the Demised Premises, other than the Tenant Improvements and the IT Systems, for which Tenant shall be responsible (including any Tenant Changes, as hereinafter defined) upon the expiration or sooner termination of this Lease, provided that Tenant shall only be obligated to remove such improvements and restore the damage caused by such removal if Landlord notifies Tenant that such improvements must be removed upon the expiration or earlier termination of this Lease within sixty (60) days after Tenant’s delivery to Landlord of written notice that such improvements have been completed.  For purposes of this Section 4.03, “IT Systems” means any equipment comprising Tenant’s voice, data and security systems, including associated outlets, wires, wiring trays and other equipment, materials and facilities, whether located in the ceiling, floor and/or walls, that in any way relate, pertain to, constitute or are connected with Tenant’s voice, data and/or security systems, regardless of whether Landlord or Tenant installed and/or paid for the installation of such systems.

4.04.      If Tenant fails to deliver the TI Construction Documents to Landlord on or before the CD Due Date with the CD Delivery Conditions satisfied in accordance with Section 4.01, then the Rent Commencement Date shall be accelerated by one (1) day for each day after the CD Due Date until the date such TI Construction Documents are provided to Landlord.  If the Substantial Completion of the Tenant Improvements or the Base Building Work shall be delayed by any act or omission of Tenant or any of its employees, agents or contractors (other than failure to deliver the TI Construction Documents to Landlord by the CD Due Date), including the presentation of any change order requests submitted by Tenant to Landlord following the CD Delivery Date, then for all purposes the Tenant Improvements and the Base Building Work shall be deemed as Substantially Completed on the date when they would have been Substantially Completed but for such delay.  Tenant delays shall include the failure of Tenant’s architect to respond to municipal building department questions within three (3) business days.

4.05.      Within ten (10) business days after the Actual Delivery Date, Landlord, Tenant and Landlord’s general contractor, the project architect, and the project manager together shall inspect the Demised Premises and prepare a list of Punch List Items (the “Punch List”).  Within thirty (30) days after preparation of the Punch List, Landlord shall install, complete, repair or otherwise remedy all of the Punch List Items set forth on the Punch List, it being understood and agreed that Tenant shall not be “double-charged” for any Punch List work (i.e., work that should have been performed as part of the Tenant Improvements and was included in the Tenant Improvement Costs (as hereinafter defined) but either was not performed or was not properly performed), but Tenant shall be responsible for the payment (subject to offset against the Tenant Improvement Allowance if not previously exhausted) of all costs incurred by Landlord for Punch List work requested by Tenant to the extent such work falls outside of the original scope of the Tenant Improvements (as reflected in the TI Construction Documents).  During the period following the preparation of the Punch List and prior to the Commencement Date, Tenant shall have the right to enter upon the Demised Premises, subject to all of the terms and conditions hereof (other than the obligation to pay Fixed Base Rent or Additional Rent) for the purposes of installation of its telephone, data and computer wiring and furniture, fixtures and equipment (the “Pre-Commencement Installations”), provided that Tenant and its contractors shall not interfere with the completion of any Punch List Items by Landlord or its contractors.  If such interference shall occur, the Parties shall amicably seek to resolve their differences, but in the event that they are unable to do so, Landlord shall have the right to order Tenant and its contractors to leave the Demised Premises temporarily until the Punch List Items are completed and Tenant and its contractors can resume their work.  Tenant shall be responsible for repairing all damage to the Demised Premises (or any other portions of the Building) caused by Tenant or its contractors or subcontractors in connection with the Pre-Commencement Installations.

4.06.      Landlord will warrant the Tenant Improvements against defective or non-conforming work for a period of twelve (12) months after the Substantial Completion thereof (the “Warranty Period”).  During the Warranty Period, Landlord at its sole cost will repair or replace any defective work comprising a part of the Tenant Improvements, or any work that does not substantially conform to the TI Construction Documents, upon its receipt of written notice from Tenant detailing the circumstances that exist which cause such work to be defective or non-conforming.  The cost incurred by Landlord in performing any such repairs or replacements shall not be included in Operating Expenses (as hereinafter defined), nor shall they otherwise be payable by Tenant.

4.07.      Subject to Sections 3.02 and 3.05, Landlord shall pay toward the Tenant Improvements the sum of Two Million One Hundred Four Thousand Six Hundred Fifteen Dollars ($2,104,615), calculated based upon an allowance of $57.50 per rentable square foot, or such lesser amount as may actually be expended by Landlord and Tenant (the “Tenant Improvement Allowance”).  The Tenant Improvement Allowance may be utilized for the architectural and engineering costs incurred in designing the Tenant Improvements, the “hard costs” (i.e., labor, materials and equipment) of constructing the Tenant Improvements (collectively, the “Tenant Improvement Costs”), and for cabling and wiring costs associated with Tenant’s planned use of the Demised Premises.  Tenant shall be responsible for the excess Tenant Improvement Costs, if any, above the Tenant Improvement Allowance, but only after Landlord has paid sums in connection with the Tenant Improvements equal to the entire amount of the Tenant Improvement Allowance.  If the Tenant Improvement Costs exceed the Tenant Improvement Allowance, and provided Landlord has expended the entire amount of the Tenant Improvement Allowance, then Landlord may send invoices to Tenant on a monthly basis for any excess Tenant Improvement Costs and Tenant shall pay any excess Tenant Improvement Costs within ten (10) business days after its receipt of an invoice therefor from Landlord together with a certification from Landlord that the work for which Tenant is paying the excess Tenant Improvement Costs has been completed.  For the avoidance of doubt, the Tenant Improvement Costs shall include all construction permit fees and a supervisory fee payable to Landlord equal to three percent (3%) of the total hard costs of the Tenant Improvements (which supervisory fee shall be in addition to any overhead, general conditions, profit and the like payable to Landlord’s contractor as part of the Tenant Improvement Costs).  If the Tenant Improvement Allowance is not fully expended by Landlord in connection with the construction of the Tenant Improvements, Tenant shall have no right to receive all or any portion of the remaining balance of the Tenant Improvement Allowance.

4.08.      Landlord and Tenant agree that the Tenant Improvement work will be performed by Hollister Construction Services (the “General Contractor”) on a lump sum basis pursuant to a construction contract between Landlord and the General Contractor under which (i) the fee to the General Contractor shall not exceed three percent (3%) of the total cost of the Tenant Improvements (inclusive of general conditions) and (ii) the general conditions line item shall not exceed the sum of One Hundred Forty-Four Thousand Seven Hundred Dollars ($144,700) plus the cost to obtain commercial general liability insurance in connection with the Tenant Improvements.  The General Contractor shall be charged with bidding out all subcontractor work under the supervision of a construction representative designated by Tenant and a construction representative designated by Landlord, each of whom shall be permitted to participate in the evaluation of the subcontractor bids, provided that in the event of a disagreement between such representatives the determination of the Landlord’s representative shall control.  The General Contractor shall be required to obtain and provide for review by the construction representatives at least three (3) competitive subcontractor bids for each major trade (defined for this purpose as any trade costing in excess of Fifty Thousand Dollars ($50,000) in the aggregate) utilized for the

Tenant Improvements.  Further, due to Tenant’s receipt of Tax Credits (as defined in Article 33.01), Landlord and Tenant agree that the Tenant Improvements will be constructed using prevailing wage labor.

4.09.      All Tenant Improvement work shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction.

ARTICLE 5

ADDITIONAL RENT

5.01.      For the purpose of Sections 5.01 through 5.03:

(a)      “Taxes” shall mean real estate taxes, and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen (including lease taxes) assessed or imposed upon the Property, plus the expenses of any contests (administrative or otherwise) of tax assessments or proceedings to reduce taxes, including attorneys’ and appraisers’ fees, incurred each calendar year during the Term (and any renewals or extensions thereof) including, without limit, the first calendar year during which the Term of this Lease shall have commenced. However, if at any time during the term of this Lease the method of taxation prevailing at the date of this Lease shall be altered so that in lieu of, or as an addition to, or as a substitute for any or all of the above there shall be assessed, levied or imposed (i) a tax, assessment, levy, imposition or charge based on the income or rents received therefrom whether or not wholly or partially as a capital levy or otherwise; or (ii) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Land and/or Building and imposed upon Landlord; or (iii) a license fee measured by the rents; or (iv) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be included in the definition of “Taxes.”

(b)      “Base Taxes” shall mean the Taxes imposed upon the Property for the calendar year 2016, increased by (i) the additional Taxes resulting from an added assessment or omitted assessment imposed by the tax assessor of the Township of West Windsor (the “Municipality”) as a result of the completion of the Base Building Work and the Tenant Improvements, and (ii) the additional Taxes resulting from all other added assessment or omitted assessment imposed by the Municipality as a result of the completion of any tenant improvements for any of the currently vacant office space on the first and/or second floors of the Building until such time as the Building first reaches ninety-five percent (95%) occupancy.  For the avoidance of doubt, Base Taxes shall not be increased in connection with any increase in Taxes after calendar year 2016 resulting from (x) a revaluation or reassessment applicable throughout the Municipality, (y) any increases in the Municipality’s tax rate, or (z) an added assessment or omitted assessment by the Municipality as a result of the completion of any improvements to the Building or any space within the Building imposed subsequently to when the Building has reached ninety-five percent (95%) occupancy for the first time.

(c)      “Tax Year” shall mean each calendar year for which Taxes are levied by any governmental authority.

(d)      “Operating Year” shall mean each calendar year commencing with calendar year 2017.

(e)      “Tenant’s Proportionate Share of Increase” shall mean Tenant’s Percentage multiplied by the increase in Taxes in any Operating Year in excess of the Base Taxes.

(f)      “Tenant’s Projected Share of Increase” shall mean Tenant’s Proportionate Share of Increase in Taxes as reasonably estimated by Landlord for the ensuing Operating Year divided by twelve (12) and payable monthly by Tenant to Landlord as Additional Rent.

5.02.      Commencing on the one (1) year anniversary of the Commencement Date, and thereafter, upon each successive Operating Year, Tenant shall pay to Landlord as Additional Rent for the then Operating Year, Tenant’s Projected Share of Increase in Taxes in equal monthly installments; provided,  however, that Tenant shall not be required to pay Tenant’s Projected Share of Increase for any period prior to the first (1st) anniversary of the Commencement Date.

5.03.      Within one hundred fifty (150) days after the expiration of each Operating Year, Landlord shall furnish to Tenant a written statement of the Taxes incurred for each such Operating Year as well as Tenant’s Proportionate Share of Increase, if any.  If the statement furnished by Landlord to Tenant pursuant to this Section shall indicate that Tenant’s Projected Share of Increase exceeded Tenant’s Proportionate Share of Increase, then Landlord shall either forthwith pay the amount of such excess directly to Tenant concurrently with the statement, or shall credit the same against Tenant’s next owed monthly installment of rent within ten days thereafter.  If such statement furnished by Landlord to Tenant shall indicate that the Tenant’s Proportionate Share of Increase exceeded Tenant’s Projected Share of Increase for the then Operating Year, Tenant shall then pay the amount of such excess to Landlord within thirty (30) days; provided,  however, that Tenant shall not be required to pay Tenant’s Proportionate Share of Increase for any period prior to the first (1st) anniversary of the Commencement Date.  If Landlord has not provided Tenant a written statement for Tenant’s Projected Share of Increase as of the commencement of any Operating Year, Tenant shall be obligated to continue to pay additional rent each month at the same rate as reflected in the previous Operating Year’s estimate furnished by Landlord until such time as Landlord has sent the statement for the current Operating Year, whereupon appropriate adjustments will be made.

5.04.      As used in Sections 5.04 through 5.06:

(a)      “Operating Expenses” shall mean the actual expenses and costs incurred by Landlord in connection with the operating and maintaining the Property (including without limit, all improvements thereto) during each Operating Year.  Such expenses shall include by way of example and not by way of limitation: (i) salaries, wages, medical, surgical and general welfare benefits, (including group life insurance) and pension payments of employees of

Landlord engaged in the operation and maintenance of the Building at the level of building manager and below; (ii) social security, unemployment, and payroll taxes, workers’ compensation, disability coverage, uniforms, and dry cleaning for the employees referred to in Subsection (i); (iii) the cost for the Building and common areas of all charges for oil, gas, electricity (including, but not limited to, fuel cost adjustments), steam, heat, ventilation, air-conditioning, heating, and water, including any taxes on any such utilities, but excluding from Operating Expenses the Landlord’s cost, including taxes thereon, of electric energy, other than for heating and air-conditioning, furnished to the Demised Premises (which electric energy so furnished shall be paid for by Tenant pursuant to the provisions of Article 15 hereof); (iv) the cost of all premiums and charges for insurance for the Building and Land, including but not limited to: rent loss/rental income, casualty, liability, fidelity and war risk (if obtainable from the United States Government); (v) the cost of all building and cleaning supplies for the Building and common areas and charges for telephone and data service for the Building; (vi) the cost of all charges for management fees limited to three percent (3%) of the gross receipts of Landlord from the Building, window cleaning, security services, if any, and janitorial services, and any independent contractor performing work servicing or maintaining the Property; (vii) legal and accounting services and other professional fees and disbursements incurred in connection with the operation and management of the Land and Building (other than as related to new leases, enforcing Landlord’s rights under existing leases, or sales of the Building); (viii) general maintenance of the Building and Land, including but not limited to, the cost of maintaining, repairing or  replacing the landscaping, sidewalks, driveways and other improvements and facilities serving the Building; (ix) maintenance of the common areas, including sums payable to the Alexander Park Master Association, Inc., a New Jersey non-profit corporation, its successors and assigns (the “Association”), pursuant to that certain Master Declaration of Covenants, Conditions and Restrictions for the Alexander Park Master Association, Inc., Alexander Park Office Development recorded in Deed Book 2345 at Page 753, amended as set forth in Deed Book 2436 at Page 376, Deed Book 3438 at Page 173, and Deed Book 3450 at Page 1 (as heretofore and hereafter amended, the “DCR”); and (x) the cost of capital expenditures, including the purchase of any item of capital equipment or the leasing of capital equipment, which (X) have the effect of reducing the expenses which would otherwise be included in Operating Expenses (provided the amount included in Operating Expenses in any Operating Year shall not exceed an amount equal to the savings reasonably anticipated to result from the installation and operation of such improvement), and/or (Y) are required by applicable law enacted after the date of this Lease, which costs shall be included in Operating Expenses for the Operating Year in which the costs are incurred and subsequent Operating Years amortized on a straight-line basis over the useful life of the capital item (as determined in accordance with GAAP), with an annual interest factor equal to the Prime Rate at the time of Landlord’s having made such expenditure plus three percent (3%).  The amount included in Operating Expenses in any Operating Year (until such improvement has been fully amortized) shall be equal to the annual amortized amount.  If Landlord shall have leased any such items of capital equipment designed to result in savings or reductions in Operating Costs, then the rental and other costs paid pursuant to such leasing shall be included in Operating Costs for the Operating Year in which they shall have been incurred.

For purposes of Operating Expenses the Base Year shall be adjusted to reflect a ninety-five percent (95%) occupied Building and shall be inclusive of all Operating Expense line items reasonably anticipated in the Building during the twelve (12) month period following the Commencement Date.

Notwithstanding the foregoing, the following costs and expenses shall not be included in Operating Expenses:

(1)      Executives’ or officers’ salaries above the grade of building manager;

(2)      Costs incurred in performing work or furnishing services for any tenant (including Tenant), whether at such tenant’s or Landlord’s expense, to the extent that such work or service is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense;

(3)      Depreciation, except as provided above;

(4)      Brokerage commissions;

(5)      Taxes (as hereinbefore defined);

(6)      The cost of electricity (for other than heating and air-conditioning) furnished to the Demised Premises or any other space leased to tenants as reasonably estimated by Landlord;

(7)      Refinancing costs and mortgage interest and amortization payments;

(8)      Ground rent paid to the holder of any ground lease;

(9)      Management fees paid in excess of three percent (3%) of the gross receipts of Landlord from the Land and Building;

(10)      Sums paid to Landlord or its affiliates, if and to the extent such sums are in excess of those that would be charged by third parties for similar services in an arms’ length transaction.

(11)      Payments of principal, interest, or other finance charges made on any debt, or the amortization of funds borrowed by Landlord;

(12)      [intentionally deleted];

(13)      Costs of legal, space planning, construction, and other expenses incurred in procuring tenants for the Building or with respect to individual tenants or occupants of the Building;

(14)      Costs of painting, redecorating, or other services or work performed for the benefit of another tenant, prospective tenant or occupant (other than for Common Areas);

(15)      Salaries, wages, or other compensation or benefits paid to off-site employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building; provided however, Operating Expenses shall include a reasonably allocable portion of compensation paid to any employee of Landlord (or an affiliate of Landlord) at the level of building manager or below, whether onsite or offsite, who is assigned part-time to the operation, management, maintenance, or repair of the Property;

(16)      Costs of advertising and public relations and promotional costs associated with the promotion or leasing of the Building;

(17)      Any costs, fines or penalties incurred due to the violation by Landlord of any governmental law, rule or regulation, unless caused by Tenant or its employees, agents or contractors;

(18)      The costs or repairs, replacements and alterations for which and to the extent that Landlord is actually reimbursed therefore from any source.

(19)      Costs and expenses incurred by Landlord in connection with casualty to or condemnation of all or a portion of the Building; provided,  however, that with respect to the cost to repair damage caused by casualty or condemnation, Landlord may include in Operating Expenses (1) the amount of a commercially reasonable deductible applied to each such occurrence and (2) if Landlord reasonably determines that the effect of making a claim under Landlord’s insurance policy or policies would be to increase, in the aggregate, the future cost of insurance premiums and repair maintenance expenses relating to the Building, Landlord may include in Operating Expenses the cost to repair such damage to the extent such cost does not exceed two hundred percent (200%) of the deductible amount applicable under Landlord’s insurance policy or policies to such occurrence; provided,  however, that Landlord may only include such cost in Operating Expenses if Landlord actually makes such repair and does not submit an insurance claim in connection therewith;

(20)      [intentionally deleted];

(21)      Costs incurred in connection with disputes with tenants, other occupants, or prospective tenants, or costs and expenses incurred in connection with negotiations or disputes with employees, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(22)      Costs incurred in connection with the original construction of the Building;

(23)      Costs attributable to any “tap fees” or one-time lump sum sewer or water connection fees payable in connection with the initial construction of the Building;

(24)      Costs of repairing, replacing or otherwise correcting defects (including latent defects) in (but not the costs of ordinary and customary repair for normal wear and tear, which shall be included in Operating Expenses) the initial design or construction of the Building or the costs of repairing, replacing or correcting defects in the initial design or construction of any tenant improvements;

(25)      Costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building;

(26)      Costs, fines, interest, penalties, legal fees or costs of litigation incurred due to the late payments of taxes, utility bills and other costs incurred as a result of Landlord's failure to make such payments when due (but not if caused by Tenant);

(27)      General overhead and general administrative expenses and accounting, record-keeping and clerical support of Landlord or the management agent;

(28)      [intentionally deleted];

(29)      Increased insurance premiums caused by Landlord's or any other tenant's hazardous acts;

(30)      Costs incurred to correct violations by Landlord of any law, rule, order or regulation which was in effect as of the date that the Building's Certificate of Occupancy was validly issued;

(31)      Costs arising from the presence of hazardous substances in or about or below the Land or the Building, including without limitation, hazardous substances in the groundwater or soil (unless introduced or caused by Tenant);

(32)      Costs incurred for any items to the extent covered by a manufacturer's materialman's, vendor's or contractor's warranty, but only to the extent Landlord is actually reimbursed as a result of such warranty;

(33)      Non-cash accounting items, such as deductions for depreciation and amortization of the Building and the Building’s equipment, interest on capital invested, bad debt losses, rent losses and reserves for such losses;

(34)      Services provided and costs incurred in connection with the operation of retail or other ancillary operations owned, operated or subsidized by Landlord;

(35)      Costs of overtime HVAC service whether provided to the Tenant or any other tenant of the Building;

(36)      Costs incurred by Landlord because a tenant violated or was alleged to have violated the terms of its lease;

(37)      Costs incurred by Landlord for trustees’ fees or partnership or corporate organizational groups;

(38)      [intentionally deleted];

(39)      [intentionally deleted];

(40)      Charitable or political contributions or trade association dues;

(41)      Accounting and legal expenses, except if and to the extent that the same are directly related to operating the Building;

(42)      Any entertainment, dining or travel expenses of Landlord for any purpose; or

(43)      “In-house” legal and/or accounting fees.

(b)      “Operating Year” shall mean each calendar year commencing with calendar year 2017.

(c)      “Base Year” shall mean calendar year 2016.

(d)      “Tenant’s Proportionate Share of Increase” shall mean Tenant’s Percentage multiplied by the increase in Operating Expenses for the Operating Year over Operating Expenses for the Base Year.

(e)      “Tenant’s Projected Share of Increase” shall mean Tenant’s Proportionate Share of Increase as reasonably estimated by Landlord for the ensuing Operating Year.  Tenant shall pay to Landlord in equal monthly installments together with its payment of fixed rent one-twelfth (1/12) of Tenant’s Projected Share of Increase as Additional Rent.

5.05.      Commencing with the first Operating Year and thereafter, Tenant shall pay to Landlord as Additional Rent for the then Operating Year, Tenant’s Projected Share of Increase; provided,  however, that Tenant shall not be required to pay Tenant’s Projected Share of Increase for any period prior to the first (1st) anniversary of the Commencement Date.

5.06.      After the expiration of the first Operating Year and after the expiration of each Operating Year thereafter, Landlord shall furnish to Tenant a commercially reasonable written detailed statement of the Operating Expenses incurred for such Operating Year which statement shall set forth Tenant’s Proportionate Share of Increase, if any.  If the statement furnished by Landlord to Tenant, pursuant to this Section, at the end of the then Operating Year shall indicate that Tenant’s Projected Share of Increase exceeded Tenant’s Proportionate Share of Increase, Landlord shall either forthwith pay the amount of excess directly to Tenant concurrently with the statement or credit same against Tenant’s next monthly installment of rent within thirty (30) days.  If such statement furnished by Landlord to Tenant hereunder shall indicate that the Tenant’s Proportionate Share of Increase exceeded Tenant’s Projected Share of Increase for the then Operating Year, Tenant shall forthwith pay the amount of such excess to Landlord within thirty (30) days.  If Landlord has not provided Tenant a written statement for Tenant’s Projected Share of Increase as of the commencement of any Operating Year, Tenant shall be obligated to continue to pay as Additional Rent each month at the same rate as reflected in the previous estimate furnished by Landlord until such time as Landlord has sent the statement whereupon appropriate adjustments will be made.

5.07.      Every statement given by Landlord pursuant to Sections 5.03 and 5.06 shall be conclusive and binding upon Tenant unless (i) within ninety (90) days after the receipt of such statement Tenant shall have given a notice to Landlord that Tenant disputes the correctness of the statement, specifying in reasonable detail the basis for such assertion.  Pending resolution of such a dispute, Tenant shall pay the Additional Rent in accordance with the statement furnished by Landlord.  Landlord agrees, upon prior written request, during normal business hours to make available for Tenant’s inspection, at Landlord’s offices, Landlord’s books and records which are relevant to any items in dispute.  If after such inspection, Tenant still disputes such statement of Taxes or Operating Expenses, either party may refer the decision of the issues raised to a reputable independent firm of certified public accountants, selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld as long as such firm is a regionally or nationally recognized firm with at least twenty (20) partners or principals who are certified public accountants, and the decision of such accounting firm shall be conclusively binding upon the Parties.  The fees and expenses involved in such decision shall be borne by Tenant, unless the accounting firm determines that Landlord’s original calculation of the actual Taxes or Operating Expenses was in error by more than five percent (5%), in which event Landlord shall pay the reasonable fees of such accounting firm.  If the inspection shows an undercharge to Tenant, Tenant shall pay the amount due to Landlord within thirty (30) days after completion of the audit.  If the audit indicates an overpayment by Tenant, then Tenant shall be entitled at Landlord’s sole option to either (i) to receive a refund from Landlord within thirty (30) days after finalization of such audit, or (ii) a credit in an amount equal to such excess against Rent next becoming due under this Lease.  In no event shall this Lease be terminable nor shall Landlord be liable for damages based upon any disagreement regarding an adjustment of Operating Expenses, except as otherwise expressly set forth in this Section 5.07.  Tenant recognizes the confidential nature of Landlord’s books and records and agrees to maintain the information obtained from any examination conducted pursuant to this Section 5.07 in strict confidence.  In no event shall Landlord profit in the collection of Operating Expenses or Taxes from Tenant over its actual costs for such Operating Expenses or Taxes.

ARTICLE 6

SUBORDINATION TO MORTGAGEES

6.01.      This Lease shall be subject and subordinate at all times to the lien of any mortgage, deed of trust, ground lease, installment sale agreement and/or other instrument or encumbrance heretofore or hereafter placed upon any or all of Landlord’s interest or estate in the Premises or the remainder of the Property and of all renewals, modifications, consolidations, replacements and extensions thereof (all of which are hereinafter referred to collectively as a “mortgage”), all automatically and without the necessity of any further action on the part of the

Tenant to effectuate such subordination.  The Tenant shall, at the request of the holder of any such mortgage, attorn to such holder, and shall execute, enseal, acknowledge and deliver, upon demand by the Landlord or such holder, such further instrument or instruments evidencing such subordination of the Tenant’s right, title and interest under this Lease to the lien of any such mortgage, and such further instrument or instruments evidencing and elaborating such attornment, as shall be reasonably desired by such holder.  Further, Landlord, at Landlord’s sole cost, shall, within thirty (30) days of execution of this Lease, use commercially reasonable efforts to obtain an SNDA from the holder of any pre-existing ground lease and/or mortgage in the form and substance attached hereto as Exhibit F.  Further, Landlord shall use commercially reasonable efforts to obtain an SNDA from any future ground lessors and/or mortgage holders, within thirty (30) of any new mortgage on the Property, in the form and substance attached hereto as Exhibit F.

ARTICLE 7

QUIET ENJOYMENT

7.01.      Landlord covenants that if and so long as Tenant pays Fixed Base Rent and any Additional Rent as herein provided and performs Tenant’s covenants hereof, Landlord shall do nothing to affect Tenant’s right to peacefully and quietly have, hold and enjoy the Demised Premises for the term herein defined, subject to all provisions of this Lease and to any mortgage to which this Lease shall be subordinate.

ARTICLE 8

ASSIGNMENT, MORTGAGING, SUBLETTING

8.01.      Tenant may not mortgage, pledge, hypothecate, assign, transfer, sublet or otherwise deal with this Lease or the Premises in any manner except as specifically provided for in this Article 8.

8.02.      (a) Except for a Permitted Transfer (as hereinafter defined), in the event that Tenant desires to sublease the whole or any portion of the Demised Premises or assign the within Lease to any other party, the terms and conditions of such sublease or assignment shall be communicated to Landlord in writing not less than forty-five (45) days prior to the effective date of any such sublease or assignment and Landlord shall thereafter have ten (10) business days to respond to Tenant’s request for such sublease or assignment.

(b)      Tenant may assign this Lease or sublet the whole or any portion of the Premises, subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, on the basis of the following terms and conditions (it being agreed that if the terms of any mortgage loan documents encumbering the Property require the mortgagee of the Property to consent to any sublease or assignment, and the mortgagee of the Property fails or refuses to consent to a proposed sublease or assignment, then Landlord shall not be deemed to have acted unreasonably in withholding its consent to such sublease or assignment):

(1)      The Tenant shall provide to Landlord the name and address of the assignee or subtenant.

(2)      The assignee shall assume, by written instrument, all of the obligations of this Lease, and a copy of such assumption agreement shall be furnished to Landlord within ten (10) days of its execution.  Any sublease shall expressly acknowledge that said subtenant’s rights against the Landlord shall be no greater than those of the Tenant.

(3)      The Tenant, each guarantor of Tenant’s obligations hereunder, and each assignee shall be and remain liable for the observance of all the covenants and provisions of this Lease, including, but not limited to, the payment of Fixed Base Rent and Additional Rent reserved herein, as and when required to be paid, through the entire Term of this Lease.

(4)      The Tenant and any assignee shall promptly pay to Landlord one-half (1/2) of any net consideration received for any assignment or one-half (1/2) of the net sublease rent, as and when received, in excess of the Fixed Base Rent and Additional Rent required to be paid by Tenant for the period affected by said assignment or sublease for the area sublet, computed on the basis of an average square foot rent for the gross square footage Tenant has leased.  As used herein, net consideration and/or net rent shall mean gross rent (Fixed Base and Additional) or gross consideration less any reasonable brokerage or tenant work paid by Tenant in connection with the assignment or sublet, said brokerage or tenant work to be amortized over the term of the assignment or sublet.

(5)      In any event, the acceptance by Landlord of any rent (Fixed Base and Additional) from the assignee or from any of the subtenants or the failure of Landlord to insist upon a strict performance of any of the terms, conditions and covenants herein shall not release Tenant herein, nor any assignee assuming this Lease, from any and all of the obligations herein during and for the entire Term of this Lease.

(6)      Except for Permitted Transfers, Landlord may require a One Thousand Five Hundred and 00/100 Dollar ($1,500.00) payment to cover its handling charges for each request for consent to any sublet or assignment prior to its consideration of the same.

(7)      Tenant shall have no claim, and hereby waives the right to any claim, against Landlord for money damages by reason of any refusal, withholding or delaying by Landlord of any consent, and in such event, Tenant’s only remedies therefor shall be an action for specific performance, injunction or declaratory judgment to enforce any such requirement.

8.03.      Any sublet or assignment to (i) an entity controlling, controlled by or under common control with Tenant, or (ii) any successor of Tenant resulting from a merger, consolidation, sale of all or substantially all of the assets or equity interests of Tenant or other form of corporate reorganization (in any such case, a “Permitted Transfer”), shall not be subject to the provisions of Subsection 8.02(b)(4) and shall not require Landlord’s prior written consent, but the provisions of Subsections 8.02(b)(2), (3) and (5) shall apply to any Permitted Transfer.  Any sublet or assignment to an entity controlling, controlled by or under common control with Tenant shall not be subject to a net worth test and/or financial examination by Landlord.  Notwithstanding the foregoing, in order for an assignment resulting from a sale of all or substantially all of the assets of Tenant to a third party to be deemed a Permitted Transfer, (x) the purchaser of Tenant’s assets must have a net worth computed in accordance with United States generally accepted accounting principles at least equal to the net worth of Tenant on the date of such sublet or assignment, and (y) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord prior to the effective date of any such transaction.

8.04.      Except as specifically set forth above, no portion of the Demised Premises or of Tenant’s interest in this Lease may be acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, nor shall Tenant pledge its interest in this Lease or in any security deposit required hereunder.

ARTICLE 9

COMPLIANCE WITH LAWS

9.01.      Tenant covenants to comply with all present and future laws, orders and regulations of the federal, state and municipal governments or any of their departments affecting Tenant’s particular manner of use and occupancy of the Demised Premises.

9.02.      Tenant may, at its expense (and if necessary, in the name of but without expense to Landlord) contest, by appropriate proceedings prosecuted diligently and in good faith, the validity, or applicability to the Demised Premises, of any law or requirement of public authority, and Landlord shall reasonably cooperate with Tenant at no cost to Landlord in such proceedings provided that:

(a)      Tenant shall defend, indemnify, and hold harmless Landlord against all liability, loss or damage which Landlord shall suffer by reason of such non-compliance or contest, including reasonable attorney’s fees and other expenses reasonably incurred by Landlord;

(b)      Such non-compliance or contest shall not constitute or result in any violation of any superior mortgage, or, if such superior mortgage shall permit such non-compliance or contest on condition of the taking of action or furnishing of security by Landlord, such action shall be taken and such security shall be furnished at the expense of Tenant;

(c)      Tenant shall keep Landlord advised as to the status of such proceedings;

(d)      Tenant, by its acts or omissions, does not place Landlord or other tenants in jeopardy or subject to any form of penalty or fine; and

(e)      Any such proceedings shall not affect the payment of Fixed Rent or Additional Rent or other sums payable hereunder, nor prevent Tenant from using the Demised Premises for its intended purpose.

ARTICLE 10

INSURANCE

10.01.      Tenant shall obtain and keep in full force and effect at all times during the Term of this Lease, at its own cost and expense: (a) “All Risk” property insurance against fire, theft, vandalism, malicious mischief, sprinkler leakage and such additional perils (including flood and earthquake) as are now, or hereafter may be, included in a standard extended coverage endorsement from time to time in general use in the State of New Jersey upon property of every description and kind owned by Tenant and or under Tenant’s care, custody or control located in the Building or for which Tenant is legally liable or installed by or on behalf of Tenant, including by way of example and not by way of limitation, furniture, fixtures, installation and any other personal property in an amount equal to the full replacement costs thereof; (b) Commercial General Liability Insurance Coverage to include personal injury, bodily injury, broad form property damage, operations hazard, owner’s protective coverage, blanket contractual liability, products and completed operations liability naming Landlord, and Landlord’s mortgagee or trust deed holder and ground landlord (if any) as additional named insureds in an amount per occurrence of not less than One Million and 00/100 ($1,000,000) Dollars combined single limit per occurrence and Two Million and 00/100 ($2,000,000) Dollars general aggregate for bodily injury or death and property damage occurring in, upon, adjacent, or connected with the Demised Premises and any part thereof on a per location basis, as well as at least One Million and 00/100 ($1,000,000) Dollars of coverage for property insurance.  Tenant shall name such other insureds associated with the Building as Landlord reasonably requests.  Tenant shall pay all premiums and charges therefor and upon failure to do so Landlord may, but shall not be obligated to, make payments, and in such latter event the Tenant agrees to pay the amount thereof to Landlord on demand and said sum shall be deemed to be additional rent, and in each instance collectible on the first day of any month following the date of notice to Tenant in the same manner as though it were rent originally reserved hereunder, together with interest thereon at the rate of three points in excess of Prime Rate.  Copies of the original insurance policies or appropriate certificates shall be deposited with Landlord together with any renewals, replacements or endorsements at all times to the end that said insurance shall be in full force and effect for the benefit of the Landlord during the Term of this Lease; (c) business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings, for a period of not less than twelve (12) months, attributable to all perils, commonly insured against by prudent tenants or assumed by Tenant pursuant to this Lease or attributable to prevention or denial of access to the demised Premises or the Building as a result of such perils; (d) Worker’s Compensation insurance in form and amount as required by law; (e) excess or “umbrella” liability insurance in an amount of not less than Three Million and 00/100 ($3,000,000) Dollars; and (f) any other form or forms of insurance or any increase in the limits of any of the aforesaid enumerated coverages or other forms of insurance as Landlord or the mortgagee of Landlord may reasonably require from time to time if in the reasonable opinion of Landlord or said mortgagees or said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants in similar buildings in the area by tenants making similar uses.

10.02.      All insurance policies required pursuant to this Article shall be taken out with insurers rated A- XII by A.M. Best Company, who are licensed to do business in the State of New Jersey and shall be in form satisfactory from time to time to Landlord.  A policy or certificate evidencing such insurance together with a paid bill shall be delivered to Landlord not less than fifteen (15) days prior to the commencement of the Term hereof.  Such insurance policy or certificates will unequivocally provide an undertaking by the insurers to notify Landlord and the mortgages of Landlord in writing not less than thirty (30) days prior to any material change, reduction in coverage, cancellation or other termination thereof (except that any cancellation for non-payment shall require only ten (10) days prior written notice).  Should a certificate of insurance initially be provided, a policy shall be furnished by Tenant within thirty (30) days of the Term’s commencement.  The aforesaid insurance shall be written with no reasonable and customary deductibles.

10.03.      Landlord and Tenant agree to include in each of its property insurance policies a waiver of the insurer’s right of subrogation against the other party.

10.04.      Each party hereby releases the other party with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damage, or destruction with respect to its property (including rental value or business interruption) occurring during the term of this Lease to the extent to which it is insured under a policy or policies containing a waiver of subrogation or naming the other party as an additional insured, as provided in this Article.

10.05.      Landlord covenants and agrees that throughout the Term it will insure the Building (excluding any property with respect to which Landlord is obligated to insure pursuant to Section 10.01, above) against damage by fire and standard extended coverage perils, “all-risk” or fire and extended coverage insurance and public liability insurance in such reasonable amounts with such reasonable deductibles as required by any mortgagee or ground Landlord (if any), or if none, as would be carried by a prudent owner of a similar building in the area.  In addition, Landlord shall maintain and keep in force and effect during the Term, rental income insurance insuring Landlord against abatement or loss of Fixed Base Rent and Additional Rent, in case of fire or other casualty similarly insured against, in an amount at least equal to one year’s Fixed Base Rent for the Building.  Landlord may, but shall not be obligated to, take out and carry any other forms of insurance as it or the mortgagee or ground lessor (if any) of Landlord may require or reasonably determine available.  All insurance carried by Landlord on the Building or Land shall be included as an Operating Expense pursuant Article 5.

ARTICLE 11

RULES AND REGULATIONS

11.01.      Tenant and its employees and agent shall faithfully observe and comply with the Rules and Regulations annexed hereto as Exhibit C, and such reasonable changes therein (whether by modification, elimination, or addition) as Landlord at any time or times hereafter may make and communicate in writing to Tenant; provided,  however, that in case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations as originally promulgated or as changed, the provisions of this Lease shall control.

11.02.      Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to Tenant to enforce the Rules and Regulations or the terms, covenants, or conditions in any other lease, as against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant or its employees, agents or visitors.  However, Landlord shall not enforce any of the Rules and Regulations in such manner as to discriminate against Tenant or anyone claiming under or through Tenant.

ARTICLE 12

TENANT’S CHANGES

12.01.      Tenant shall not, without first obtaining the written consent of Landlord, make any alterations, additions or improvements in, to or about the Demised Premises (any such to be “Tenant Changes”).  Notwithstanding the foregoing, Landlord’s consent shall not be required for any Tenant Changes that (i) are non-structural and will not, in Landlord’s sole judgment, affect the HVAC, electric, sanitary, elevator or other Building systems serving the Demised Premises or any other portion of the Building (“Major Changes”), and (ii) do not cost, in the aggregate, more than (a) Thirty-Five Thousand Dollars ($35,000.00) for Tenant Changes that require a building permit from the municipality in which the Property is located, or (b) Seventy-Five Thousand Dollars ($75,000.00) for Tenant Changes that do not require a building permit from the municipality in which the Property is located.  Landlord’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any Tenant Changes other than Major Changes, it being agreed that Landlord may withhold or condition its consent to any Major Changes for any reason or no reason in Landlord’s sole and absolute discretion without any liability whatsoever to Tenant.  All Tenant Changes shall become the property of Landlord and shall remain at the Premises upon the expiration or earlier termination of this Lease unless Landlord notifies Tenant, within ten (10) business days after its receipt of notice of such Tenant Changes, that Tenant will be required to remove such Tenant Changes upon the expiration or earlier termination of this Lease.

ARTICLE 13

TENANT’S PROPERTY

13.01.      All fixtures, equipment, improvements, and appurtenances attached to or built into the Demised Premises at the commencement of or during the term of this Lease, whether or not by or at the expense of Tenant, shall be and remain a part of the Demised Premises, shall be deemed the property of Landlord and shall not be removed by Tenant, except as hereinafter in this Article expressly provided.

13.02.      All business and trade fixtures, machinery and equipment, communications equipment and office equipment, whether or not attached to or built into the Demised Premises, which are installed in the Demised Premises by or for the account of Tenant, without expense to Landlord, and can be removed without permanent structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Demised Premises (all of which are sometimes called “Tenant’s Property”), shall be and shall remain the property of Tenant and may be removed by it at any time during the term of this Lease; provided that if any of Tenant’s Property is removed, Tenant shall repair or pay the cost of repairing any damage to the Demised Premises or to the Building resulting from such removal.  Any equipment or other property for which Landlord shall have granted any allowance or credit to Tenant shall not be deemed to have been installed by or for the account of Tenant, without expense to Landlord, and shall not be considered Tenant’s Property.

13.03.      At or before the Expiration Date, or the date of an earlier termination of this Lease, or as promptly as practicable after such an earlier termination date, Tenant at its expense, shall remove from the Demised Premises all of Tenant’s Property except such items thereof as Tenant shall have expressly agreed in writing with Landlord were to remain and to become the property of Landlord, and, if requested by Landlord, at the time of approval, all items of work done by or on behalf of Tenant after the Commencement Date shall be removed by Tenant and Tenant shall repair any damage to the Demised Premises or the Building resulting from such removal.

13.04.      Any other items of Tenant’s Property which shall remain in the Demised Premises after the Expiration Date or after a period of fifteen (15) days following an earlier termination date, may, at the option of the Landlord, be deemed to have been abandoned, and in such case either may be retained by Landlord as its property or may be disposed of, without accountability, in such manner as Landlord may see fit, at Tenant’s expense.

13.05.      This Article 13 shall survive the expiration or earlier termination of this Lease.

ARTICLE 14

REPAIRS AND MAINTENANCE

14.01.      Landlord shall at its expense, maintain the Building in good repair and condition, including but not limited to the maintenance and repair of the roof, foundation, air conditioning, heating, plumbing and electrical systems and structural components.  Tenant will not in any manner deface or injure the Building, and will pay the cost of repairing any damage or injury done to the Building or any part thereof by Tenant or Tenant’s agents, employees or invitees.  Tenant shall take good care of the Premises and keep the Premises free from waste and nuisance of any kind.  Tenant shall keep the Premises, including all fixtures installed by Tenant and any plate glass and special store fronts, in good condition, reasonable wear and tear and damage caused by casualty excepted, and make all necessary non-structural repairs except those caused by fire, casualty or acts of God covered by Landlord’s fire insurance policy covering the Building.  The performance by Tenant of its obligations to maintain and make repairs shall be conducted only by contractors and subcontractors approved in writing by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed), it being understood that Tenant shall procure and maintain and shall cause contractors and subcontractors engaged by or on behalf of Tenant to procure and maintain insurance coverage against such risks, and in such amounts as Landlord may reasonable require and with such companies as landlord may reasonably approve, in connection with any such maintenance and repair.  If Tenant fails to make such repairs or take steps to have such condition corrected after the occurrence of the damage or injury, Landlord may at its option make such repair, and Tenant, shall within thirty (30) days of request therefor, pay Landlord for the cost thereof.  At the end or other termination of this Lease, Tenant shall deliver up the Premises with all improvements located thereon (except as otherwise herein provided) in good repair and condition, reasonable wear and tear and damage caused by casualty excepted, and shall deliver to Landlord all keys to the Premises.

ARTICLE 15

ELECTRICITY

15.01.      Electricity shall be furnished by Landlord to the Premises and Tenant shall pay to Landlord, as Additional Rent for such service, during the Term, an amount equal to the amount Landlord actually pays to the utility company to provide electricity to the Premises, including all applicable surcharges, demand charges, taxes and other sums payable in respect thereof, without any mark-up, service charge or other additional fees or profit margin imposed by Landlord and Tenant shall receive the net of any rebates or credits actually received by Landlord in respect of such electricity supplied to the Premises and paid for by Tenant, based on Tenant's demand and/or consumption of electricity as registered on a meter or sub-meter installed by Landlord as part of the Base Building Work in the Premises for purposes of measuring such demand and consumption.  Landlord, at Landlord's sole cost and expense (but subject to recoupment by Landlord pursuant to Sections 5.05 and 5.06) shall maintain such meters or sub-meters in good working order.  Tenant, from time to time, shall have the right to review and audit Landlord's meter readings and electricity bills, and Landlord's calculation of the Additional Rent attributable to Tenant’s electricity consumption and usage, at reasonable times and on reasonable prior notice, and if at any time the Demised Premises are not separately metered Tenant shall also have the right to audit such readings, bills and calculations.  For the avoidance of doubt, electric energy for the HVAC system and all common areas of the Building is included in Operating Expenses, and Tenant shall pay Tenant’s Percentage of the same.

15.02.      Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy furnished to the Demised Premises only by reason of any requirement, act, or omission of the public utility serving the Building with electricity.  Landlord shall reasonably furnish and promptly install all replacement lighting tubes, lamps, bulbs, and ballasts required in the Demised Premises at Tenant’s expense.

15.03.      The risers and/or other electrical conductors or equipment serving the Demised Premises shall be capable of supplying 15 watts of electricity per rentable square foot, and Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed such capacity or interfere with the electrical service to other tenants of the Building.

ARTICLE 16

HEATING, VENTILATION AND AIR-CONDITIONING

16.01.      Landlord, subject to the provisions of Section 5.04, shall maintain and operate the heating, ventilating, and air-conditioning systems (hereinafter called “the systems”) in good working order, and shall furnish heat, ventilating, and air conditioning (hereinafter collectively called “air conditioning service”) in the Demised Premises through the systems, for comfortable occupancy of the Demised Premises from 8:00 A.M. to 6:00 P.M. Monday through Friday (“Regular Hours”) and 8:00 A.M. to 1:00 P.M. on Saturdays, except for Building Holidays (78 degree F. dry bulb and 50% relative humidity when outside conditions are 93 degrees F. dry bulb and 75 degree F. wet bulb, and 68 degree F. inside when outside temperature are 10 degrees F) provided the Demised Premises are used for general office purposes, it being acknowledged that the air conditioning service provided by Landlord may not be sufficient for other specific uses such as server rooms.  If Tenant shall require air-conditioning service at any other time (hereinafter called “after hours”), Landlord shall furnish such after hours air-conditioning service upon reasonable advance notice from Tenant, and Tenant shall pay Landlord’s then established charges therefor on Landlord’s demand, which is currently One Hundred Fifty Dollars ($150.00) per hour per zone.

16.02.      Use of the Demised Premises, or any part thereof, in a manner exceeding the design conditions for air-conditioning service to the Demised Premises or rearrangement of partitioning which interferes with normal operation of the air-conditioning in the Demised Premises, may require changes in the air-conditioning system servicing the Demised Premises.  Such changes, so occasioned, shall be made by Landlord at Tenant’s expense.

ARTICLE 17

LANDLORD’S OTHER SERVICES

17.01.      Landlord, subject to the provisions of Section 5.04, shall provide public elevator service, passenger and service, by elevators serving the floors on which the Demised Premises are situated during Regular Hours, and shall have at least one passenger elevator subject to call at all other times.

17.02.      Landlord, subject to the provisions of Section 5.04, shall cause the Demised Premises to be cleaned with regular janitorial services in accordance with the specifications set forth on attached Exhibit B.  Tenant shall pay to Landlord on demand the costs incurred by Landlord for (a) extra cleaning work in the Demised Premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors; (ii) use of portions of the Demised Premises for preparation, serving or consumption of food or beverages, data processing, or reproducing operations, private lavatories or toilets or other special purpose areas requiring greater or more difficult cleaning work than office areas; (iii) unusual quantity of interior glass surfaces; (iv) non-building standard materials or finishes installed by Tenant or at its request; and (b) removal from the Demised Premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy.  Landlord, its cleaning contractor, and their employees shall have after-hours access to the Demised Premises and the free use of light, power, and water in the Demised Premises as reasonably required for the purpose of cleaning the Demised Premises in accordance with Landlord’s obligations hereunder.  Tenant shall be permitted to impose reasonable security procedures and practices (e.g., not permitting access to limited “secure” areas without a representative of Tenant being present) on Landlord, its cleaning contactor, and their employees for any after-hours access to the Demised Premises during the Term.

17.03.      Landlord, subject to the provisions of Section 5.04, shall furnish adequate hot and cold water to each floor of the Building for drinking, lavatory, and cleaning purposes, together with soap, towels, and toilet tissue for each lavatory.  If Tenant uses water for any other purpose, Landlord, at Tenant’s expense, may install meters to measure Tenant’s consumption of cold water and/or hot water for such other purposes and/or steam, as the case may be.  In such instances Tenant shall then pay for the quantities of cold water and hot water shown on such meters, at Landlord’s cost thereof, on the rendition of Landlord’s bills therefor.

17.04.      Landlord, at its expense, and at Tenant’s request, shall insert initial listings on the Building directory of the name of Tenant, and the names of any of their officers and employees, provided that the names so listed shall not take up more than Tenant’s proportionate share of the space on the Building directory.  All Building directory changes made at Tenant’s request after the Tenant’s initial listings have been placed on the Building directory shall be made by Landlord at the expense of Tenant, and Tenant agrees to promptly pay to Landlord as Additional Rent the cost of such changes within ten (10) days after Landlord has submitted an invoice therefor.

17.05.      If the Demised Premises or any portion thereof are rendered untenantable and are not able to be used by Tenant for a period of five (5) consecutive business days or ten (10) business days in any one hundred and eighty (180) day period (the time the Demised Premises are untenantable being referred to as the “Eligibility Period”) as a result of a failure of the water, heating, ventilating, air conditioning, electric, sanitary, elevator, or other Building systems serving the Demised Premises, Tenant’s Rent shall be abated after the expiration of the Eligibility Period for such time as the Demised Premises or any portion thereof remains untenantable, provided that there shall be no abatement of Rent if such failure is caused by the negligent or willful acts or omission of Tenant, its licensees or invitees.

17.06.      Landlord shall make available for Tenant’s use one hundred twenty (120) non-reserved parking spaces (which is Tenant’s Percentage of the total parking spaces adjacent to the Building) in common use with other tenants of the Building in the parking area adjacent to the Building; provided,  however, that six (6) of Tenant’s parking spaces shall be reserved expressly for Tenant and shall be located in the area adjacent to the main entrance of the Building designated on attached Exhibit D.

17.07.      The Building and the Demised Premises shall be cleaned in accordance with the Cleaning and Maintenance Schedule set forth on Exhibit B annexed hereto and made a part hereof.

17.08.      Landlord shall have no obligation to provide personnel for Building and parking lot security (including but not limited to a staffed lobby security desk and/or a parking lot security guard or patrol car) (collectively, “Security Personnel”).  If Landlord elects, in its sole and absolute discretion, to provide Security Personnel at any time, the costs of such Security Personnel shall be included in Operating Expenses, unless such Security Personnel is being supplied due to a requirement by, or at the request of, any tenants of the Building other than Tenant.

ARTICLE 18

ACCESS; CHANGES IN BUILDING FACILITIES; SIGNAGE

18.01.      All walls, windows, and doors bounding the Demised Premises (including exterior Building walls, core corridor walls and doors, and any core corridor entrance), except the inside surfaces thereof, any terraces or roofs adjacent to the Demised Premises, and any space in or adjacent to the Demised Premises used for shafts, stacks, pipes, conduits, fan room, ducts, electric or other utilities, sinks or other Building facilities, and the use thereof, as well as access thereto through the Demised Premises for the purposes of operation, maintenance, decoration, and repair, are reserved to Landlord.

18.02.      Subject to Tenant’s quiet enjoyment of the Premises, Tenant shall permit Landlord to install, use, and maintain pipes, ducts, and conduits within the demising walls, bearing columns, and ceilings of the Demised Premises.  All of Landlord’s work shall be conducted in a manner that will not unreasonably interfere with the Tenant’s operations in the Premises.

18.03.      Landlord or Landlord’s agent shall have the right upon twenty-four (24) hour notice to request (except in emergency under clause (ii) hereof, for which no prior notice or request shall be necessary) to enter and/or pass through the Demised Premises or any part thereof, at reasonable times during reasonable hours, (i) to examine the Demised Premises and to show them to the holders of superior mortgages, prospective purchasers or mortgagees of the Building as an entirety; and (ii) for the purpose of making such repairs or changes or doing such repainting in or to the Demised Premises or its facilities, as may be provided for by this Lease or as may be mutually agreed upon by the parties or as Landlord may be required to make by law or in order to repair and maintain said structure or its fixtures or facilities.  Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required for such repairs, changes, repainting, or maintenance, without liability to Tenant but Landlord shall not unreasonably interfere with Tenant’s use of the Demised Premises or Tenant’s business operations.  Landlord shall also have the right to enter on and/or pass through the Demised Premises, or any part thereof, at such times as such entry shall be required by circumstances of emergency affecting the Demised Premises or the Building.

18.04.      During the period of twelve (12) months prior to the Expiration Date, Landlord may exhibit the Demised Premises to prospective tenants.

18.05.      Landlord reserves the right, at any time after completion of the Base Building Work and Tenant Improvements, without incurring any liability to Tenant therefor, to make such changes in or to the Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, elevators, escalators, and stairways thereof, as it may deem reasonably necessary provided that such changes shall not reduce the size of the Demised Premises, nor interrupt Tenant’s quiet enjoyment of the Premises or unreasonably interfere with Tenant’s business operations in the Premises.

18.06.      Subject to applicable law and the terms and conditions of this Lease including Article 16 regarding after hours charges for HVAC, the Building shall be accessible by Tenant twenty-four (24) hours per day, seven (7) days per week, three hundred sixty-five (365) days per year through a card key access system.

18.07.      Tenant shall be permitted to install its own signage within the Premises.  Landlord shall provide, at its sole cost and expense, Building standard signage/directory in the first (1st) floor lobby.  Tenant shall receive “top” or “first” placement on such signage/directory.  In addition, Landlord shall, at no cost to Tenant, provide Tenant with nine (9) square feet of space in a location to be agreed upon in the first floor lobby of the Building where Tenant can place a sign using Tenant’s own branding that identifies Tenant’s presence in the Building (“Tenant’s Lobby Sign”).  Notwithstanding Landlord permitting Tenant to place such a sign and providing a location to do so free of charge, any other costs associated with Tenant’s Lobby Sign (including, without limitation, the design, manufacturing and installation of such sign) shall be at Tenant’s sole cost and expense, provided that such costs and expenses may be paid out of the funds from the Tenant Improvement Allowance.

18.08.      Tenant shall be permitted to place identifying signage on the exterior of the Building in the area designated on Exhibit D attached hereto (the “Building Façade Signage”).  So long as the Premises continues to consist of the entire 3rd and 4th floors of the Building, no other Tenant of the Building shall be permitted to have signage anywhere on the Building façade.  Further, Tenant shall be permitted to have “top” or “first” placement on the monument signage serving the Building, which monument sign is in the location designated on Exhibit D attached hereto (the “Monument Signage”).  The Building Façade Signage and Monument Signage shall be subject to (i) applicable laws, codes and ordinances, (ii) the approval of the Association if and to the extent required by the DCR, and (iii) the prior written approval of Landlord (which shall not be unreasonably withheld, conditioned or delayed), and shall be at Tenant’s sole cost and expense, provided that such costs and expenses may be paid out of the funds from the Tenant Improvement Allowance (except that Landlord shall be responsible for the costs of designing and constructing any monuments upon which a Monument Sign is placed, subject to reimbursement through Operating Expenses).  Landlord shall use its commercially reasonable efforts to cooperate with Tenant in connection with any governmental approvals that Tenant seeks in connection with any Building Façade Signage or Monument Signage.

ARTICLE 19

NOTICE OF ACCIDENTS

19.01.      Tenant shall give notice to Landlord, promptly after Tenant learns thereof, of (i) any theft, accident or injury occurring within the Demised Premises; (ii) all fires in the Demised Premises; (iii) all damage to or defects in the Demised Premises, including the fixtures, equipment, and appurtenances thereof, for the repair of which Landlord might be responsible; and (iv) all damage to or defects in any parts or appurtenances of the Building’s sanitary, electrical, heating, ventilating, air-conditioning, elevator, and other systems located in or passing through the Demised Premises or any part thereof or any part of the Building.

ARTICLE 20

NON-LIABILITY AND INDEMNIFICATION

20.01.      Landlord shall not be held responsible for and is hereby expressly relieved from any and all liability by reason of any injury, loss, or damage to any person or property in or about the Premises or the Property, whether the loss, injury or damage be to the person or property of Tenant or any other person, except to the extent such injury, loss or damage is due to the negligence or willful misconduct of Landlord.  Tenant agrees to indemnify, defend and save Landlord harmless from and against all claims, actions, damages, liabilities and expenses, including but not limited to reasonable attorneys' fees and other legal expenses, on account of such injury, loss or damage arising (i) from any occurrence in, upon or at the Premises, except to the extent due to the negligence or willful misconduct of Landlord, or (ii) from any occurrence in or about the Property arising from the negligence or willful misconduct of Tenant or its employees, agents, contractors, guests or invitees.

20.02.      Tenant shall not be held responsible for and is hereby expressly relieved from any and all liability by reason of any injury, loss, or damage to any person or property in or about the Property (exclusive of the Premises), whether the loss, injury or damage be to the person or property of Landlord or any other person, except to the extent such injury, loss or damage is due to the negligence or willful misconduct of Tenant.  Landlord agrees to indemnify, defend and save Tenant harmless from and against all claims, actions, damages, liabilities and expenses, including but not limited to reasonable attorneys' fees and other legal expenses, on account of such injury, loss or damage to the extent arising from the negligence or willful misconduct of Landlord or its employees, agents, contractors, guests or invitees (excluding any other tenants of the Building).

The provisions of Section 20.01 and 20.02 shall survive the expiration or earlier termination of this Lease.

20.03.      Except as otherwise expressly provided in this Lease, this Lease and the obligations of Tenant hereunder shall be in no way affected, impaired or excused because Landlord is unable to fulfill, or is delayed in fulfilling, any of its obligations under this Lease by reason of strike, other labor trouble, governmental pre-emption or priorities or other controls in connection with a national or other public emergency or shortages of fuel supplies or labor resulting therefrom, or other like cause beyond Landlord’s reasonable control.

ARTICLE 21

DESTRUCTION OR DAMAGE

21.01.      If the Building or the Demised Premises shall be partially or totally damaged or destroyed by fire or other cause, then whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its employees, agents or visitors (and if this Lease shall not have been terminated as in this Article hereinafter provided), Landlord shall repair the damage and restore and rebuild the Building and/or the Demised Premises, at its expense, with reasonable dispatch after notice to it of the damage or destruction; provided,  however, that Landlord shall not be required to repair or replace any of the Tenant’s Property.

21.02.      If the Building or the Demised Premises shall be partially damaged or partially destroyed by fire or other cause then the rents payable hereunder shall be abated to the extent that the Demised Premises shall have been rendered untenantable and for the period from the date of such damage or destruction to the date the damage shall be repaired or restored; provided,  however, if the damage shall be attributable to the fault or negligence of Tenant, its agents or employees, then rent shall continue but shall be reduced by any amounts received by Landlord pursuant to Landlord’s coverage for business interruption and/or rent insurance attributable to the Demised Premises.  If all or a substantial majority of the Demised Premises shall be totally (which shall be deemed to include substantially totally) damaged or destroyed or rendered completely (which shall be deemed to include substantially completely) untenantable on account of fire or other cause, the Rents shall abate as of the date of the damage or destruction and until Landlord shall repair, restore, and rebuild the Building and the Demised Premises; provided,  however, that should Tenant reoccupy a portion of the Demised Premises during the period of restoration work is taking place and prior to the date that the same are made completely tenantable, Rents allocable to such portion shall be payable by Tenant from the date of such occupancy.

21.03.      If the Building or the Demised Premises shall be totally damaged or destroyed by fire or other cause, or if the Building shall be so damaged or destroyed by fire or other cause (whether or not the Demised Premises are damaged or destroyed) as to require a reasonably estimated expenditure of more than twenty-five percent (25%) of the full insurable value of the Building immediately prior to the casualty, then in either such case, Landlord may terminate this Lease by giving Tenant notice to such effect within one hundred eighty (180) days after the date of the casualty.  In case of any damage or destruction mentioned in this Article, Tenant may terminate this Lease by notice to Landlord if Landlord has not completed the making of the required repairs and restored and rebuilt the Building and the Demised Premises within twelve (12) months from the date of such damage or destruction, or within such period after such date (not exceeding six (6) months) as shall equal the aggregate period Landlord may have been delayed in doing so by adjustment of insurance, labor trouble, governmental controls, act of God, or any other cause beyond Landlord’s reasonable control.

21.04.      No damages, compensation, or claim shall be payable by Landlord for inconvenience, loss of business, or annoyance arising from any repair or restoration of any portion of the Demised Premises or of the Building pursuant to this Article. Landlord shall endeavor to restore such repair or restoration promptly and in such manner as not unreasonably to interfere with Tenant’s use and occupancy during such time that Tenant is able to use the Demised Premises during Landlord’s restoration.

21.05.      Notwithstanding any of the foregoing provisions of this Article, if Landlord or the holder of any superior mortgage shall be unable to collect all of the insurance proceeds (including rent insurance proceeds) applicable to damage or destruction of the Demised Premises or the Building by fire or other cause, by reason of some action or inaction on the part of Tenant or any of its employees, agents or contractors in connection with the processing of any claim, then, without prejudice to any other remedies which may be available against Tenant, there shall be no abatement of Tenant’s rents.

21.06.      Landlord will not carry insurance of any kind on Tenant’s Property, and shall not be obligated to repair any damage thereto or replace the same.

21.07.      The provisions of this Article shall be considered an express agreement governing any case of damage or destruction of the Demised Premises by fire or other casualty, and any law of the State of New Jersey providing for such a contingency in the absence of an express agreement, and any other law of like import, now or hereafter in force, shall have no application in such case.

21.08.      If the Demised Premises and/or access thereto become partially or totally damaged or destroyed by any casualty not insured against, and Landlord does not elect, by written notice to Tenant delivered within forty-five (45) days after the casualty event, to use its own funds to restore the Demised Premises, then either Party shall have the right to terminate this Lease upon thirty (30) days’ notice to the other Party.

ARTICLE 22

EMINENT DOMAIN

22.01.      If the whole or a substantial part of the Building shall be lawfully taken by condemnation or in any other manner for any public or quasi-public use of purpose, this Lease and the term and estate hereby granted shall forthwith terminate as of the date of vesting of title on such taking (which date is herein after also referred to as the “date of the taking”), and the rents shall be prorated and adjusted as of such date.

22.02.      If any part of the Building shall be so taken, this Lease shall be unaffected by such taking, except that Tenant may elect to terminate this Lease in the event of a partial taking, if the area of the Demised Premises shall not be reasonably sufficient for Tenant to continue feasible operation of its business.

22.03.      Landlord shall be entitled to receive the entire award in any proceeding with respect to any taking provided for in this Article without deduction therefrom for any estate vested in Tenant by this Lease, and Tenant shall receive no part of such award.  Tenant hereby expressly assigns to Landlord all of its right, title, and interest in or to every such award. The foregoing shall not, however, deprive, limit, nor restrict Tenant of, or from, any separate award for moving expenses, business dislocation damages or for any other award which would not reduce the award payable to Landlord.  Upon the date the right to possession shall vest in the condemning authority, this Lease shall cease and terminate with Rent adjusted to such date.

ARTICLE 23

SURRENDER

23.01.      On the last day of the term of this Lease, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Demised Premises, Tenant shall quit and surrender the Demised Premises to Landlord in good order, condition, and repair, except for ordinary wear and tear, casualty and condemnation damages, and Tenant shall remove all of Tenant’s Property therefrom and perform such restoration work as is required by this Lease.  This Article 23 shall survive the expiration or earlier termination of this Lease.

ARTICLE 24

DEFAULTS- REMEDIES

24.01.      Each of the following shall constitute an “Event of Default” under this Lease:

(i)      the failure of Tenant to pay any Fixed Base Rent, Additional Rent or any other charge required to be paid by Tenant hereunder, when the same shall be due and payable, and such failure shall continue beyond the Grace Period;

(ii)      the failure by Tenant to perform or observe any covenant or requirement of this Lease not specifically referred to in this Section, and such failure continuing for thirty (30) days after notice from Landlord to Tenant specifying the covenant or requirement that Tenant failed to perform or observe, provided,  however, that if such failure cannot reasonably be cured within said thirty (30) day period, then Tenant shall have such longer period (but in no event longer than ninety (90) days) as may reasonably be necessary to cure such failure provided Tenant promptly commences and thereafter diligently proceeds in good faith to cure the default;

(iii)      the commencement by Tenant of a case in bankruptcy, or under the insolvency laws of any State naming Tenant as the debtor;

(iv)      the commencement by anyone other than the Tenant of a case in bankruptcy or under the insolvency laws of any State naming Tenant as the debtor, which case shall not have been discharged within sixty (60) days of the commencement thereof;

(v)      the making by Tenant of an assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute;

(vi)      the appointment of a receiver or trustee for the Tenant or for all or any portion of the property of Tenant in any proceeding, which receivership shall not have been set aside within sixty (60) days of such appointment;

(vii)      the refusal by Tenant to take possession of the Demised Premises upon completion of the Tenant Improvements or the vacation and abandonment of the Demised Premises by Tenant, permitting the same to remain unoccupied and unattended; or

(viii)      if Tenant shall be in violation of the transfer, assignment and/or sublet provisions of this Lease.

24.02.      At any time after the occurrence of an Event of Default, Landlord may give written notice to Tenant specifying such Event(s) of Default and stating that this Lease and the Term shall terminate three (3) business days after the giving of such notice, unless Tenant cures the Event of Default.  At the expiration of such three (3) business days, if Tenant has not cured the Event of Default, this Lease and the Term and all of the right, title and interest of the Tenant hereunder shall wholly cease, terminate and expire, and Tenant shall quit and surrender the Demised Premises to the Landlord.  Notwithstanding such termination, surrender, and the expiration of Tenant's right, title, and interest, Tenant's liability and responsibility under all of the provisions of this Lease (including for the Fixed Base Rent and Additional Rent which subsequently accrues and for all accrued but unpaid Fixed Base Rent and Additional Rent as of the date of the termination) and for damages as provided for, and calculated pursuant to Article 26 shall continue.

ARTICLE 25

LANDLORD’S RIGHT OF RE-ENTRY

25.01.      If this Lease shall be terminated pursuant to Section 24.02, or if any Event of Default shall have occurred and be continuing, Landlord, or its agents or employees, may re-enter the Demised Premises at any time and remove therefrom Tenant, Tenant's agents, and any subtenants, licensees, concessionaires or invitees, together with any of its or their property, either by summary dispossess proceedings or by any suitable action or proceeding at law.  In the event of such termination, Landlord may repossess and enjoy the Demised Premises.  Landlord shall be entitled to the benefits of all provisions of law respecting the speedy recovery of lands and tenements, or proceedings in forcible entry and detainer (to the extent permitted under applicable law).  Tenant waives any rights to the service of any notice of Landlord's intention to re-enter provided for by any present or future law, if any.  Landlord shall not be liable to Tenant in any way in connection with any action it takes pursuant to the foregoing.  Notwithstanding any such re-entry, repossession, dispossession or removal, Tenant's liability and responsibility under all of the provisions of this Lease shall continue.  In the event of any termination of this Lease under the provisions of Article 24 or if Landlord shall re-enter the Demised Premises under the provisions of this Article or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action or any provision of law by reason of default hereunder on the part of Tenant, Tenant shall thereupon pay to Landlord the accrued but unpaid Fixed Base Rent and Additional Rent due from Tenant to Landlord up to the time of such termination of this Lease, or of such recovery of possession of the Demised Premises by Landlord, as the case may be, and shall also pay to Landlord damages as provided in Article 26.  This Article 25 shall survive the termination of this Lease.

ARTICLE 26

DAMAGES

26.01.      If this Lease is terminated under the provisions of Article 24, or if Landlord shall re-enter the Demised Premises under the provisions of Article 25, or in the event of the termination of this Lease, or of re-entry, by or under any summary dispossess or other proceeding or action of any provision of law by reason of an Event of Default hereunder on the part of Tenant, Tenant shall pay to Landlord, in a lump sum, an amount equal to the Fixed Base Rent and Additional Rent payable hereunder which would have been payable by Tenant for the remainder of the Term had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, discounted to present value at the rate of four percent (4%) per annum; provided,  however, that if Landlord shall relet the Demised Premises during said period, Landlord shall credit Tenant with the net rents (including additional rent) received by Landlord from such reletting, such net rents to be determined by first deducting from the gross rents as and when received by Landlord from such reletting, the expenses incurred or paid by Landlord in terminating this Lease or in re-entering the Demised Premises and in securing possession thereof, as well as the expenses of reletting, including altering and preparing the Demised Premises for new tenants, brokers’ commissions, and all other expenses properly chargeable against the Demised Premises and the rental therefrom; it being understood that any such reletting may be for a period shorter or longer than the remaining term of this Lease; but in no event shall Tenant be entitled to receive any excess of such net rents over the sums payable by Tenant to Landlord hereunder, nor shall Tenant be entitled in any suit for the collection of damages pursuant to this Subsection to a credit in respect of any net rents from a reletting, except to the extent that such net rents are actually received by Landlord. If the Demised Premises or any part thereof should be relet in combination with other space, then proper apportionment on a square foot basis shall be made of the rent received from such reletting and of the expenses of reletting.

26.02.      Suit or suits for the recovery of such damages, or any installments thereof, may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been so terminated under the provisions of Article 24, or under any provision of law, or had Landlord not re-entered the Demised Premises.  Nothing herein contained shall be construed to limit or preclude recovery by Landlord against Tenant of any sums or damages to which, in addition to the damages particularly provided above, Landlord may lawfully be entitled by reason of any Event of Default hereunder on the part of Tenant.

26.03.      In addition to the foregoing and without regard to whether this Lease is terminated, if an Event of Default occurs then Tenant shall pay to Landlord upon demand, all costs and expenses incurred by Landlord, including reasonable attorney’s fees, with respect to any lawsuit instituted or any action taken by Landlord to enforce all or any of the provisions of this Lease after such Event of Default.

26.04.      If an Event of Default occurs which results in Landlord's recovering possession of the Demised Premises, Landlord shall utilize commercially reasonable efforts to mitigate its damages.  Landlord may relet the Demised Premises or any portion thereof for such term or terms (which may be greater or less than the period which would otherwise have constituted the balance of the Term of this Lease) and on such conditions (which may include concessions or free rent and alterations to the Premises) as Landlord, in its commercially reasonable discretion, may determine; provided,  however, that Landlord shall be under no obligation whatsoever to (i) prefer the Demised Premises over any other space in the Building or other properties in the geographic area owned by Landlord or its affiliates which is then available or is expected to become available within the following six (6) months; (ii) accept any lease on terms materially less favorable to Landlord than those contained herein; (iii) accept any lease proposal for less than the then current fair rental value of the Demised Premises, as reasonably determined by Landlord; or (iv) accept any lease with a tenant unless such tenant will be obligated to use the Demised Premises for a use that will not detract from, and will maintain, the reputation of the Building, as determined in Landlord’s sole discretion.  Landlord shall in no way be responsible or liable for any failure to relet the Demised Premises or any part thereof, or for any failure to collect any rent due upon such reletting.  Landlord need not give Tenant notice of reletting prior to such reletting.

26.05.      Landlord waives the right to assert any statutory liens against Tenant’s property.

26.06.      This Article 26 shall survive the termination of this Lease.

ARTICLE 27

WAIVERS

27.01.      Tenant, for Tenant, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, does hereby waive and surrender all right and privilege which they or any of them might have under or by reason of any present or future law, to redeem the Demised Premises or to have a continuance of this Lease for the term hereby demised after being dispossessed or ejected therefrom by process of law or under the terms of this Lease or after the termination of this Lease as herein provided.

27.02.      In the event that Tenant is in arrears in payment of fixed rent or additional rent hereunder, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Tenant agrees that Landlord may apply any payments made by Tenant to any items it sees fit, irrespective of and notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited.

27.03.      Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either against the other on any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises, including any claim of injury or damage, or any emergency or other statutory remedy with respect thereto.

ARTICLE 28

NO OTHER WAIVERS OR MODIFICATIONS

28.01.      The failure of either Party to insist in any one or more instances upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the same shall continue and remain in full force and effect with respect to any subsequent breach, act, or omission. No executory agreement hereafter made between Landlord and Tenant shall be effective to change, modify, waive, release, discharge, terminate or effect an abandonment of this Lease, in whole or in part, unless such executory agreement is in writing, refers expressly to this Lease and is signed by the Party against whom enforcement of the change, modification, waiver, release, discharge, or termination of effectuation of the abandonment is sought.

ARTICLE 29

CURING TENANT’S DEFAULTS

29.01.      If Tenant shall default in the performance of any of Tenant’s obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice, in a case of emergency, and in any other case, only if such default continues after the expiration of (i) ten (10) days from the date Landlord gives Tenant notice of its intention to cure, or (ii) the applicable Grace Periods provided for in this Lease for cure of such default, whichever occurs later.

ARTICLE 30

BROKER

30.01.      The Parties covenant, warrant, and represent to each other that there was no broker except the Broker instrumental in consummating this Lease and that no conversations or negotiations were had with any broker except Broker concerning the renting of the Demised Premises.  Each Party agrees to indemnify and hold the other Party harmless against any claims for a brokerage commission arising out of any conversations or negotiations had by the indemnifying Party with any broker except Broker.  Landlord and Tenant hereby warrant to each other that they shall satisfy or resolve any payment owed to their own retained individual broker (one of the two parties identified as Broker) pursuant to a separate agreement or payment arrangement.

ARTICLE 31

NOTICES

31.01.      Any notice, statement, demand, or other communications required or permitted to be given, rendered, or made by either party to the other, pursuant to this Lease or pursuant to any applicable law or requirement of public authority, shall be in writing (whether or not so stated elsewhere in this Lease) and shall be deemed to have been properly given, rendered or made, if sent by registered or certified mail, return receipt requested, addressed to the other Party at the address hereinabove set forth in the opening paragraph of this Lease (except that after the Commencement Date, Tenant’s address, unless Tenant shall give notice to the contrary, shall be the Building) and shall be deemed to have been given, rendered, or made three (3) business days following the date of mailing.  Notice may also be given by overnight mail, in which case it shall be deemed received on the first business day after it was sent.  Either Party may, by notice as aforesaid, designate a different address or addresses for notices, statements, demands, or other communications intended for it.  In the event of the cessation of any mail delivery for any reason, personal delivery shall be substituted for the aforementioned method of serving notices.  Notwithstanding the previous terms, duplicate notices for Tenant shall be sent to:

Eric L. Trachtenberg, General Counsel, Chief Compliance Officer and Corporate Security

Pozen, Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, NC 27517

Jennifer L. Armstrong, Executive Vice President, Human Resources and Administration

Pozen, Inc.

1414 Raleigh Road, Suite 400

Chapel Hill, NC 27517

Martin N. Lisman, Esquire

Earp Cohn P.C.

123 S. Broad Street, Suite 2170

Philadelphia, PA 19109

ARTICLE 32

ESTOPPEL CERTIFICATE

32.01.      Both Parties agree that from time to time, and within ten (10) business days after a written request from the other Party, to execute, enseal, acknowledge and deliver to the requesting Party a written instrument certifying that: (1) this Lease is in full force and effect and has not been modified, supplemented or amended in any way (or, if there have been modifications, supplements or amendments thereto, that it is in full force and effect as modified, supplemented or amended and describing such modifications, supplements and amendments) and that this Lease (as modified, supplemented or amended, as aforesaid) represents the entire agreement between Landlord and Tenant as to the Premises and the Property; (2) the dates to which the Fixed Base Rent, Additional Rent and other charges arising under this Lease have been paid, if any; (3) the amount of any prepaid rents or credits due to Tenant, if any; and (4) if applicable, that Tenant has accepted the possession of the Premises and has entered into occupancy of the Premises and the date on which the Rent Commencement Date shall have occurred and the corresponding Expiration Date (stating whether or not to the best knowledge of the signer of such certificate all conditions under this Lease to be performed by the other Party prior to the Rent Commencement Date have been satisfied and whether or not the other Party is then in default in the performance of any covenant, agreement or condition contained in this Lease and specifying, if any, each such unsatisfied condition and each such default of which the signer may have knowledge); and stating any other fact or certifying any other condition reasonably requested by the other Party or requested by any mortgagee or prospective mortgagee or purchaser of the Property or of any interest therein, and/or any party doing business of any kind with Tenant.  It is intended that any statement delivered pursuant to the provisions of this Section be relied upon by any such purchaser, mortgagee, or other related third party.

ARTICLE 33

TENANT’S TAX CREDIT APPLICATION

33.01.      Landlord acknowledges Tenant’s intent to apply for a tax credit award (the “Tax Credits”) pursuant to the Grow New Jersey Assistance Act and the regulations promulgated thereunder in connection with Tenant’s occupancy of the Premises.  Landlord shall reasonably cooperate with and support Tenant and sign any applications and other documents reasonably requested by Tenant in connection with Tenant’s application for Tax Credits, but shall not be required to pay any fees or otherwise expend more than a de minimis amount of its own funds in connection therewith (other than in connection with the Tenant Improvements and Base Building Work).

ARTICLE 34

REPRESENTATIONS, CONSTRUCTION, GOVERNING LAW

34.01.      Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease.  It is understood and agreed that all understandings and agreements heretofore had between the parties are merged in this Lease, which alone fully and completely express their agreements and that the same are entered into after full investigation, neither party relying upon any statement or representation not embodied in this Lease made by the other.

34.02.      Landlord hereby warrants that its current mortgage lender is Lakeland Bank, and that Landlord has not received written notice of any default that remains uncured under its current mortgage loan documents on the Building.

34.03.      Landlord hereby warrants that it has funds available to fund the Tenant Improvements and Base Building Work provided for by this Lease.

34.04.      Landlord hereby covenants that as of the Commencement Date, with the exception of any work performed by Tenant or its agents, contractors or representatives after the Actual Delivery Date, the Building will be in compliance with all applicable laws, rules, ordinances, and regulations, including without limitation all zoning, fire, life safety, building codes, environmental laws, and the Americans with Disabilities Act (as amended) (collectively the “Laws”) and there will be no pending or threatened action against Landlord or the Building relating to any alleged violations of the Laws from any governmental authority or third party.

34.05.      Landlord is not aware of the existence of any Hazardous Substances at, on or under the Property that require remediation under any Environmental Laws.  For purposes of this subsection: “Hazardous Substances” means any pollutant, toxic substance, hazardous substance, hazardous waste or any similar term as defined in any Environmental Law; and “Environmental Laws” means any Law applicable to Landlord or the Property and relating to environmental matters or concerning pollution or protection of the environment, including Laws governing the use, storage, disposal, discharge, cleanup or reporting of Hazardous Substances.

34.06.      Landlord warrants that it holds an exclusive leasehold interest in the Property, and has the full power and authority to enter in to this Lease with Tenant, and that no approval or consent was needed from any third party to enter in to this Lease with Tenant except for approvals or consents that were previously obtained.

34.07.      If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

34.08.      This Lease shall be governed in all respects by the laws of the State of New Jersey, without regard to any conflict of law principles that might otherwise cause the laws of a different jurisdiction to govern or apply.

34.09.   In the event of any litigation, arbitration, or other legal proceedings that may arise between the Parties to enforce any of the provisions of this Lease, or any right of either Party hereunder except for litigation as described in Article 26.03, the prevailing Party shall be entitled to recover its costs, expenses, and reasonable attorneys’ fees in addition to any other relief to which such Party many be entitled.  An award for such costs, expenses, and reasonable attorneys’ fees may be included in any judgment rendered in such litigation, arbitration, or other legal proceeding.  This paragraph shall survive the termination of this Lease.

ARTICLE 35

SECURITY AND GUARANTY

35.01.      Tenant shall deposit with Landlord the Security Deposit upon the execution of this Lease.  If no Event of Default has occurred as of the first (1st) anniversary of the Rent Commencement Date, then on such date the Security Deposit shall be reduced to One Hundred Eighty-Seven Thousand Five Hundred Eighty-Five and 24/100 Dollars ($187,585.24).  The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by said Tenant to be observed and performed.  The Security Deposit shall not and may not be mortgaged, assigned, transferred, or encumbered by Tenant, without the written consent of Landlord, and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord.  If any of the fixed or additional rent herein reserved or any other sum payable by Tenant to Landlord shall be overdue and unpaid, or if Landlord makes payment on behalf of Tenant, or if Tenant shall fail to perform any of the terms, covenants, and conditions of this Lease, then Landlord may, at its option and without prejudice to any other remedy which Landlord may have on account thereof, appropriate and apply the entire Security Deposit or so much thereof as may be necessary to compensate Landlord toward the payment of fixed or additional rent and any loss or damage sustained by Landlord due to such breach on the part of Tenant, plus expenses; and Tenant shall forthwith, and within three (3) business days after receipt of demand restore the Security Deposit to the amount on deposit immediately prior to such reduction in the funds.  The issuance of a warrant and/or the re-entering of the Demised Premises by Landlord for any default on the part of Tenant or for any other reason prior to the expiration of the term shall not be deemed such a termination of this Lease as to entitle Tenant to the recovery of the Security Deposit.  If Tenant complies with all of the terms, covenants, and conditions of this Lease and pays all of the Fixed Base Rent and Additional Rent and all other sums payable by Tenant to Landlord as they fall due, the Security Deposit shall be returned in full to Tenant within thirty (30) days after the expiration of the Term of this Lease and Tenant’s satisfaction of all its obligations accruing prior to this Lease expiration date.  In the event of bankruptcy or other creditor-debtor proceedings against Tenant, the Security Deposit and all other securities shall be deemed to be applied first to the payment of fixed and additional rent and other charges due Landlord for all periods prior to the filing of such proceedings.  In the event of sale by Landlord of the Building, this Lease and the Security Deposit must be assumed by the transferee and Landlord shall deliver the then balance of the Security Deposit to the transferee of Landlord’s interest in the Demised Premises and Landlord shall thereupon be discharged from any further liability with respect to the Security Deposit and this provision shall also apply to any subsequent transferees.  No holder of a superior mortgage to which this Lease is subordinate shall be responsible in connection with the Security Deposit, by way of credit or payment of any fixed or additional rent, or otherwise, unless such mortgagee actually shall have received the entire Security Deposit.

35.02.      Notwithstanding anything in Section 35.01 to the contrary, the Security Deposit shall be in the form of a “clean”, unconditional, irrevocable and transferable letter of credit (the “Letter of Credit”) in form and substance satisfactory to Landlord, issued by and drawn on a bank satisfactory to Landlord and which is a member of the New York Clearing House Association, for the account of Landlord, for a term of not less than the Term.  If applicable, Tenant shall renew any Letter of Credit from time to time, at least thirty (30) days prior to the expiration thereof, and deliver to Landlord a new Letter of Credit or an endorsement to the Letter of Credit, and any other evidence required by Landlord that the Letter of Credit has been renewed for a period of at least one (1) year.  If Tenant shall fail to renew the Letter of Credit as aforesaid, Landlord may present the Letter of Credit for payment and retain the proceeds thereof as the Security Deposit in lieu of the Letter of Credit.

35.03.      Concurrently with the execution and delivery of this Lease, Tenant shall cause Guarantor to execute and deliver to Landlord a full and unconditional joint and several guaranty of Tenant’s payment and performance obligations under this Lease, in the form set forth on Exhibit E attached hereto and made a part hereof.  Thereafter, if during the Term any individual or entity shall acquire (i) fifty percent (50%) or more of the equity interests of Guarantor, Tenant, or any direct or indirect parent company of Tenant, or (ii) all or substantially all of the assets of Guarantor, Tenant, or any direct or indirect parent company of Tenant, then within thirty (30) days after any such acquisition Tenant shall cause such individual or entity to execute and deliver to Landlord a full and unconditional guaranty of Tenant’s payment and performance obligations under this Lease in a form substantially similar to the form attached hereto as Exhibit E.

ARTICLE 36

PARTIES BOUND

36.01.      The obligations of this Lease shall bind and benefit the successors and assigns of the Parties with the same effect as if mentioned in each instance where a Party is named or referred to, except that no violation of the provisions of Article 8 shall operate to vest any rights in any successor or assignee of Tenant.  However, the obligations of Landlord under this Lease shall not be binding upon Landlord herein named with respect to any period subsequent to the transfer of its interest in the Building as owner and in the event of such a transfer of Landlord’s interest in the Building, said obligations shall thereafter be binding upon each transferee of such interest.

36.02.      If Landlord shall be an individual, joint venture, tenancy in common, partnership, trust, unincorporated association, or other unincorporated aggregate of individuals and/or entities or a corporation, Tenant shall look only to such Landlord’s estate and property in the Building and on the Land, and, where expressly so provided in this Lease, to offset against the rents payable under this Lease for the collection of a judgment (or other judicial process) which requires the payment of money by Landlord in the event of any default by Landlord hereunder.  No other property or assets of such Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Demised Premises.

36.03      The Parties agrees that, except as otherwise set forth in Article 40, neither Party shall be liable to the other Party for any special, indirect, or consequential damages arising out of a breach of this Lease.

ARTICLE 37

CONSENTS

37.01.      Wherever it is specifically provided in this Lease that a Party’s consent is not to be unreasonably withheld, a response to a request for such consent shall also not be unreasonably delayed or conditioned.  If either Landlord or Tenant considers that the other had unreasonably withheld, delayed, or conditioned a consent, it shall so notify the other Party within ten (10) days after receipt of notice of denial of the requested consent or, in case notice of denial is not received, within ten (10) days after making its request for the consent, or in the case such requested consent is conditioned, within ten (10) days of receiving notice of such condition.

37.02.      Tenant hereby waives any claim for damages against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any such consent, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment.  The sole remedy for Landlord’s unreasonably withholding, conditioning or delaying of consent shall be as provided in this Article.

ARTICLE 38

MORTGAGE FINANCING - TENANT COOPERATION

38.01.      In the event that Landlord desires to seek mortgage financing secured by the Demised Premises or Landlord’s interest therein, Tenant agrees to reasonably cooperate with Landlord in support of Landlord’s application(s) by delivery to Landlord’s mortgage broker or mortgagee, of such information as they shall require with respect to Tenant’s occupancy of the Demised Premises, including, but not limited to the current financial statement of Tenant.  Any such cooperation by Tenant pursuant to this Section shall be at no cost or expense to Tenant.

ARTICLE 39

ENVIRONMENTAL COMPLIANCE

39.01.      Tenant shall, at Tenant’s sole cost and expense, comply with the New Jersey Industrial Site Recovery Act and the regulations promulgated thereunder (referred to as “ISRA”) as same relate to Tenant’s occupancy of the Demised Premises, as well as all other state, federal or local environmental law, ordinance, rule, or regulation either in existence as of the date hereof or enacted or promulgated after the date of this Lease, that concern the management, control, discharge, treatment and/or removal of hazardous discharges or otherwise affecting or affected by Tenant’s use and occupancy of the Demised Premises.  Tenant represents that Tenant’s North American Industry Classification System (“NAICS”) number does not subject it to ISRA.

ARTICLE 40

HOLDING OVER

40.01.      Tenant will have no right to remain in possession of all or part of the Demised Premises after the expiration or earlier termination of the Term.  The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Demised Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Fixed Base Rent and Additional Rent theretofore payable hereunder, and will be impossible to accurately measure.  Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord upon the expiration or termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, and without in any manner limiting Landlord’s right to demonstrate and collect any damages suffered by Landlord and arising from Tenant’s failure to surrender the Demised Premises as provided herein, Tenant shall pay to Landlord on account of use and occupancy of the Demised Premises for each month and for each portion of any month during which Tenant holds over in the Demised Premises after the expiration or termination of this Lease, in addition to all Additional Rent otherwise required to be paid hereunder, a sum equal to one hundred fifty percent (150%) of the Fixed Base Rent which was payable under this Lease during the last month of the Term.  In addition, Tenant agrees to indemnify and save Landlord harmless from and against all claims, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) resulting from Tenant failing to so surrender the Premises within thirty (30) days after the expiration or termination of the Term, including, without limitation, any claims made by any succeeding tenant founded on such delay exceeding thirty (30) days.  Nothing herein contained shall be deemed to permit Tenant to retain possession of the Demised Premises after the expiration or termination of this Lease or to limit in any manner Landlord’s right to regain possession of the Demised Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the expiration or termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 40.  The provisions of this Article 40 shall survive the expiration or termination of this Lease.

ARTICLE 41

CERTAIN DEFINITIONS AND CONSTRUCTIONS

41.01.      The terms “include,” “including,” and “such as”, as used in this Lease, shall each be construed as if followed by the phrase “without being limited to.”

41.02.      The various terms which are italicized and defined in other Articles of this Lease or are defined in Exhibits annexed hereto, shall have the meanings specified in such other Articles and such Exhibits for all purposes of this Lease and all agreements supplemental thereto, unless the context shall otherwise require.

41.03.      The submission of this Lease for examination does not constitute a reservation of, or option for, the Demised Premises, and this Lease becomes effective as a Lease only upon execution and delivery thereof by Landlord and Tenant.

41.04.      The Article headings in this Lease and the Index prefixed to this Lease are inserted only as a matter of convenience in reference and are not to be given any effect whatsoever in construing this Lease.

41.05.       This Lease shall be construed without regard to any presumption or other rule requiring construction against the Party causing this Lease to be drafted.

41.06.      (a)      References to Landlord as having no liability to Tenant or being without liability to Tenant, shall mean the Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated.

(b)      The term Laws and/or requirements of public authorities and words of like import shall mean laws and ordinances of any or all of the Federal, state, city, county, and borough governments and rules, regulations, orders and/or directives of any or all departments, subdivisions, bureaus, agencies, or office thereof, or of any other governmental, public, or quasipublic authorities, having jurisdiction in the premises, and/or the direction of any public officer pursuant to law.

(c)      The term requirements of insurance bodies and words of like import shall mean rules, regulations, orders, and other requirements of the New Jersey Board of Fire Underwriters and/or similar body performing the same or similar functions and having jurisdiction or cognizance of the Building and/or the Demised Premises.

(d)      The term repair shall be deemed to include restoration and replacement done in workmanlike manner as may be necessary to achieve and/or maintain good working order and condition.

(e)      Reference to termination of this Lease includes expiration or earlier termination of the term of this Lease or cancellation of this Lease pursuant to any of the provisions of this Lease or to law.  Upon a termination of this Lease, the term and estate granted by this Lease shall end at noon of the date of termination as if such date were the date of expiration of the term of this Lease and neither Party shall have any further obligation or liability to the other after such termination (i) except as shall be expressly provided for in this Lease, or (ii) except for such obligation as by its nature or under the circumstances can only be, or by the provisions of this Lease, may be performed after such termination and, in any event, unless expressly otherwise provided in this Lease, any liability for a payment which shall have accrued to or with respect to any period ending at the time of termination shall survive the termination of this Lease.

ARTICLE 42

EARLY TERMINATION

42.01.      Subject to the provisions of Subsection 42.02, Tenant shall have the right to terminate this Lease (the “Early Termination Option”) effective as of the seventh (7th) anniversary of the Commencement Date (the “Early Termination Date”) by delivering written notice of such termination to Landlord at least twelve (12) months prior to the Early Termination Date, TIME BEING OF THE ESSENCE.  If Tenant fails to give such notice to Landlord at least twelve (12) months prior to the Early Termination Date, Tenant will be deemed to have waived the Early Termination Option and the provisions of this Section shall be null and void.  The Early Termination Option accorded in this Article 42 is personal to Tenant and may not be assigned except in connection with a Permitted Transfer.

42.02.      If Tenant exercises the Early Termination Option in accordance with Subsection 42.01, Tenant shall pay Landlord a termination payment (the “Termination Fee”) in an amount equal to the sum of (X) an amount equal to four (4) months of the Fixed Base Rent in effect as of the Early Termination Date, plus (Y) the unamortized costs, as of the Early Termination Date, of the following: (a) the funds actually disbursed by Landlord under the Tenant Improvement Allowance, (b) all brokerage commissions paid by Landlord in connection with this Lease, and (c) Landlord’s legal costs incurred in connection with negotiating this Lease (up to a maximum of $25,000), which amounts described in clauses (a) through (c) shall be amortized on a straight-line basis over the Term using a six percent (6%) interest rate.  Payment of fifty percent (50%) of the Termination Fee shall be tendered within five (5) business days after Landlord has confirmed the exact amount of the Termination Fee to Tenant in writing.  Tenant’s exercise of the Early Termination Option shall be deemed null and void and of no force or effect if the balance of the Termination Fee is not paid by Tenant at least thirty (30) days prior to the Early Termination Date.

ARTICLE 43

RENEWAL OPTIONS

43.01.      Provided that at the time of the exercise of the applicable option to renew, and upon the commencement of the applicable Renewal Period, an Event of Default has not occurred that remains uncured, then Landlord hereby grants to Tenant the option (the “Renewal Option”) to renew the term of this Lease for two (2) additional periods of five (5) years each (each, a “Renewal Period”).  The first Renewal Period, if the Renewal Option therefor is exercised, will commence on the day after the initial Expiration Date upon the same terms and conditions as set forth in this Lease other than the Fixed Base Rent which shall be the Fair Market Value of the Demised Premises at the time of the commencement of the Renewal Period multiplied by the rentable square footage of the Demised Premises (but in no event less than the Fixed Base Rent payable hereunder by Tenant for the last 12 months of the original Term).  The second Renewal Period, if the Renewal Option therefor is exercised, will commence on the day after the scheduled expiration of the first Renewal Period upon the same terms and conditions as set forth in this Lease other than the Fixed Base Rent which shall be the Fair Market Value of the Demised Premises at the time of the commencement of the second Renewal Period multiplied by the rentable square footage of the Demised Premises (but in no event less than the Fixed Base Rent payable hereunder by Tenant for the last 12 months of the first Renewal Period).  The Fixed Base Rent shall automatically increase on each anniversary of the commencement of the applicable Renewal Period by an amount equal to $0.50 multiplied by the rentable square footage of the Demised Premises.

43.02.      Tenant shall exercise the first Renewal Option by giving written notice to Landlord (a “Renewal Notice”) not earlier than eighteen (18) months and not later than fifteen (15) months prior to the initial Expiration Date, TIME BEING OF THE ESSENCE.  Tenant shall exercise the second Renewal Option, if applicable, by giving a Renewal Notice to Landlord not earlier than eighteen (18) months and not later than fifteen (15) months prior to the scheduled expiration date of the first Renewal Period, TIME BEING OF THE ESSENCE.  If Tenant fails to give a Renewal Notice with respect to the first Renewal Option or the second Renewal Option, Tenant will be deemed to have waived such Renewal Option and the provisions of this Section shall be null and void.  The Renewal Options accorded in this Article 43 are personal to Tenant and may not be assigned except in connection with a Permitted Transfer.

43.03.      Fair Market Value shall mean the amount, on a per square foot basis, that a willing tenant would pay and a willing landlord would accept in an arms’ length transaction for office space comparable to the Demised Premises in the Plainsboro/Princeton New Jersey office market area, giving appropriate consideration to tenant improvements, free rent periods, brokerage commissions and other applicable factors.

43.04.      For purposes of determining “Fair Market Value” for either Renewal Period, the following procedure shall apply:

(a)      Landlord shall, within fifteen (15) business days after its receipt of a Renewal Notice, provide its written determination of the Fair Market Value at the commencement of the applicable Renewal Period (“Landlord’s Determination”) to Tenant.

(b)      Within fifteen (15) business days after its receipt of Landlord’s Determination, Tenant may, if it does not agree with Landlord’s Determination, deliver notice to Landlord setting forth Tenant’s determination of the Fair Market Value at the commencement of the applicable Renewal Period (“Tenant’s Determination”).  If Tenant fails to object to Landlord’s Determination and provide Tenant’s Determination in writing within such fifteen (15) business day period, then Landlord’s Determination shall be deemed the Fair Market Value for the commencement of the applicable Renewal Period and shall be binding upon Tenant for purposes of determining Fixed Base Rent for such Renewal Period.

(c)      If, within thirty (30) days after the delivery of Tenant’s Determination (the “Negotiation Period”), Landlord and Tenant shall mutually agree upon the determination of Fair Market Value (a “Mutual Determination”) for the commencement of the applicable Renewal Period, then their Mutual Determination shall constitute the Fair Market Value for purposes of determining Fixed Base Rent during the applicable Renewal Period.

(d)      If Landlord and Tenant shall be unable to reach a Mutual Determination during the Negotiation Period, then Tenant may revoke its Renewal Notice at its sole option by advising Landlord in writing of such, or if Tenant fails or elects not to revoke its Renewal Notice then Landlord and Tenant shall jointly appoint an independent qualified commercial real estate broker with at least fifteen (15) years of office leasing experience in the Plainsboro/Princeton New Jersey office market area (the “Arbiter”) to determine Fair Market Value at the commencement of the applicable Renewal Period.  Notwithstanding anything herein to the contrary, Tenant shall have no right to revoke its Renewal Notice after the first to occur of (i) the date that is twelve (12) months prior to the expiration of the initial Expiration Date or the expiration of the first Renewal Period, as applicable, or (ii) the appointment of the Arbiter.

(e)      If appointed, the Arbiter’s fee shall be borne equally by Landlord and Tenant.  In the event that Landlord and Tenant shall be unable to jointly agree on the designation of the Arbiter within fifteen (15) business days after the end of the Negotiation Period, then the Parties agree to allow the American Arbitration Association, or any successor organization, to designate the Arbiter in accordance with its commercial rules.

(f)      The Arbiter shall conduct such investigations as he or she may deem appropriate and shall, within thirty (30) days after the date of designation of the Arbiter, choose either Landlord’s Determination or Tenant’s Determination only, and such choice by the Arbiter shall be conclusive and binding upon Landlord and Tenant for purposes of determining Fixed

Base Rent at the commencement of the applicable Renewal Period.  Each Party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this Article.  The Arbiter shall not have the power to add to, modify or change any of the provisions of this Lease.

ARTICLE 44

RIGHT OF FIRST OFFER; RIGHT OF FIRST REFUSAL

44.01.      Provided that at the time of exercise or execution of such rights set forth in this article, an Event of Default has not occurred that remains uncured, then Landlord hereby grants to Tenant on-going rights of first offer (individually or collectively referred to herein as the “Right of First Offer”) and first refusal (individually or collectively referred to herein as the “Right of First Refusal”) during the Term of this Lease that can be exercised to lease any additional space in the Building that is or becomes vacant at any time during the Term (hereinafter “Expansion Space”), with such rights subject only to the prior rights of existing tenants of the Building extending the terms of their existing leases.  The Right of First Offer is subject to the following terms and conditions set forth in Section 44.02 and in Section 44.04.  The Right of First Refusal is subject to the following terms and conditions set forth in Section 44.03 and in Section 44.04.  Any lease by Tenant of additional space in the Building pursuant to this Article 44 shall be referred to herein as an “Expansion”.

(a)      In addition to the Right of First Offer and Right of First Refusal, Tenant may at any time during the Term exercise a right of expansion (the “Right of Expansion”) whereby Tenant may lease any Expansion Space in the Building provided that (i) such Expansion Space is not subject to a lease with any third party (regardless of whether such third party is in occupancy), (ii) such expansion would not leave less than Four Thousand (4,000) square feet of remaining rental space on such floor, and (iii) such Expansion Space consists of at least Nine Thousand (9,000) square feet if the Expansion Space is located on the second floor of the Building and at least Seven Thousand Five Hundred (7,500) square feet if the Expansion Space is located on the first floor of the Building.

(b)      Should Tenant exercise its Right of Expansion then the Fixed Base Rent for any such leased Expansion Space shall be pursuant to the same terms used for determining Fixed Base Rent on a per square foot basis as is stated below in Section 44.04.

(c)      Notwithstanding anything herein to the contrary, should Landlord agree to permit Tenant to lease any Expansion Space within the Building, and such Expansion does not meet the criteria provided for in Section 44.01(a) for the exercise of the Right of Expansion, then the Fixed Base Rent for any such leased Expansion Space shall be pursuant to the same terms used for determining Fixed Base Rent on a per square foot basis as is stated below in Section 44.04

44.02.      Landlord shall deliver written notice to Tenant (a “ROFO Notice”) no later than ten (10) business days after any previously leased space in the Building becomes available for lease; if such ROFO Notice is sent more than three (3) years after the Rent Commencement Date of this Lease then such ROFO Notice shall include Landlord’s Determination as to the Fair

Market Value of such offered leased space.  Tenant shall have an exclusive period of fifteen (15) business days after receipt of a ROFO Notice within which to notify Landlord of Tenant’s desire to lease the applicable Expansion Space that is the subject of the ROFO Notice, or any portion thereof (a “ROFO Acceptance Notice”).  A ROFO Acceptance Notice shall specify the exact space (which must be at least 10,000 square feet if the applicable ROFO Notice is for more than 10,000 square feet, and must be all of the offered square footage if the applicable ROFO Notice is for 10,000 square feet or less) that Tenant is electing to rent.  If Tenant timely delivers a ROFO Acceptance Notice, then Landlord shall be obligated to lease the applicable Expansion Space to Tenant, and Tenant shall be obligated to lease such Expansion Space from Landlord, upon the terms described in Section 44.04.  If Tenant fails to deliver a ROFO Acceptance Notice within fifteen (15) business days after its receipt of a ROFO Notice, the Right of First Offer with respect to such Expansion Space shall be deemed to be exhausted for this particular circumstance only, and, subject to Section 44.03, Landlord may proceed to offer such Expansion Space to third parties on such terms as Landlord may determine in its sole discretion.

44.03.      Landlord shall deliver written notice to Tenant (a “ROFR Notice”) within ten (10) business days after Landlord’s receipt of a signed offer letter, term sheet or letter of intent from a prospective Expansion Space tenant which Landlord desires to accept (a “Bona Fide Offer”).  Tenant shall have an exclusive period of ten (10) business days after receipt of the ROFR Notice within which to notify Landlord of Tenant’s desire to lease the applicable Expansion Space that is the subject of the Bona Fide Offer (a “ROFR Acceptance Notice”).  Tenant shall have no right to lease less than all of the Expansion Space that is the subject of the Bona Fide Offer.  If Tenant timely delivers a ROFR Acceptance Notice, then Landlord shall be obligated to lease the applicable Expansion Space described in the Bona Fide Offer to Tenant, and Tenant shall be obligated to lease such Expansion Space from Landlord, upon the terms described in Section 44.04.  If Tenant fails to deliver a ROFR Acceptance Notice within ten (10) business days after its receipt of a ROFR Notice, the Right of First Refusal with respect to such Expansion Space shall be deemed to be exhausted for this particular circumstance only and Landlord may proceed to lease such Expansion Space to the party that submitted the Bona Fide Offer subject to the following conditions: (a) a lease must be signed with the party that submitted the Bona Fide Offer within nine (9) months of the date of exhaustion of the Right of First Refusal or such leased space must be offered back to Tenant and a new ROFR Notice must be sent to Tenant pursuant to the terms of this Article; and/or (b) should the leased space become available again then it must be offered back to Tenant and a new ROFO Notice must be sent to Tenant pursuant to the terms of Article 44.02; and/or (c) should Landlord offer such leased space on economic terms that are, after giving effect to all rental concessions, 10% or more favorable to such other party than the economic terms that were offered to Tenant in Landlord’s ROFO Notice or pursuant to Article 44.04, then Landlord must issue a new ROFR Notice to Tenant and comply with the terms of this Article.

44.04.      If Tenant exercises its Right of First Offer, its Right of First Refusal, its Right of Expansion, or any other permitted Expansion as provided for in Section 44.01(c), for any Expansion Space prior to the third (3rd) anniversary of the Rent Commencement Date, then the lease for such Expansion Space shall be upon the terms and conditions of this Lease (including the Fixed Base Rent, which shall be the same (on a per square foot basis) as the Fixed Base Rent then payable by Tenant at the time of such Expansion for the space originally comprising the Demised Premises) except that the Tenant Improvement Allowance and any free rent period for such Expansion Space shall be reduced proportionately based on the remaining term of this Lease.  If Tenant exercises its Right of First Offer or Right of First Refusal for any Expansion Space from and after the third (3rd) anniversary of the Rent Commencement Date, the lease for such Expansion Space shall be upon the terms and conditions of this Lease except that the Fixed Base Rent for such Expansion Space shall be based upon Fair Market Value at the time of such Expansion and Tenant shall not be entitled to any free rent period or Tenant Improvement Allowance with respect to the Expansion Space.  In no event shall Tenant’s exercise of its Right of First Offer, its Right of First Refusal, its Right of Expansion, or any other such permitted Expansion as provided for in Section 44.01(c) for Expansion Space result in an extension of the Term or the granting of any additional Renewal Options not otherwise provided for in the terms and conditions of this Lease, unless otherwise agreed upon by Landlord and Tenant.  If Fixed Base Rent for any Expansion Space is to be based on the Fair Market Value at the time of such Expansion, and such Fair Market Value cannot be determined by Landlord and Tenant prior to the commencement of the term for the Expansion Space, then until Fair Market Value can be determined in accordance with Sections 43.04(d), (e) and (f), Tenant shall pay Fixed Base Rent based upon the same per square foot rent then payable by Tenant at the time of such Expansion for the original Demised Premises.  If Tenant exercises its Right of First Offer, its Right of First Refusal, its Right of Expansion, or Tenant is permitted to lease Expansion Space pursuant to Section 44.01(c), then for any such Expansion Space, this Lease shall be amended by Landlord and Tenant to incorporate such Expansion Space and the terms applicable to such Expansion Space, to modify Tenant’s Percentage, and as otherwise may be necessary in Landlord’s commercially reasonable judgment.

44.05.      Notwithstanding anything herein to the contrary, Tenant may at any time during the Term deliver to Landlord a written request for Landlord to provide a listing of all lease termination dates and anticipated vacancies at the Building.  Landlord shall provide such listing within fifteen (15) business days thereafter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease Agreement as of the day and year first above written.

WITNESS:	LANDLORD:

WITMAN PROPERTIES, L.L.C., a New Jersey limited liability company

By:	/s/ Eric Witmondt
Name: Eric Witmondt
Title: Manager

ALEXANDER ROAD AT DAVANNE, L.L.C., a New Jersey limited liability company

/s/ Barbara Gamba	By:	/s/ David Mandelbaum
Name: David Mandelbaum
Title: Manager

ATTEST:	TENANT:

ARALEZ PHARMACEUTICALS US INC., a Delaware corporation

/s/ Eric L. Trachtenberg	By:	/s/ Andrew I. Koven
Name: Andrew I. Koven
Title: President